Exhibit 10.1

Loan Number: 94-0960547

LOAN AGREEMENT

Dated as of September 18, 2013

Between

AmREIT Woodlake Square, LP,
as Borrower

and

PNC BANK, NATIONAL ASSOCIATION,
as Lender

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LOAN AGREEMENT

          THIS LOAN AGREEMENT, dated as of September 18, 2013, (as amended, restated, replaced, supplemented or otherwise modified from time to time, this (“Agreement”), is made between PNC BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, (“Lender”) and AmREIT WOODLAKE SQUARE, LP, a Texas limited partnership having its principal place of business at 8 Greenway Plaza, Suite 1000, Houston, TX 77046 (“Borrower”).

RECITALS:

          A.          Borrower desires to obtain the Loan from Lender;

          B.          Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents; and

          C.          Borrower acknowledges that while Lender has originated this Loan for its own account, the provisions contained herein regarding Lender’s right to sell, participate or Securitize the Loan are an important inducement to Lender making the Loan.

          NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, and intending to be legally bound, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

          Section 1.1     Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

          “Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

          “Access Laws” shall mean the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all similar state and local Laws and ordinances related to access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities.

          “Account Collateral” shall mean: (a) the Accounts, the Reserve Funds, and any and all other amounts from time to time deposited or held in any of the Accounts; (b) any and all amounts invested in Permitted Investments; (c) all interest, dividends, Cash, checks, drafts, certificates, securities, investment property, financial assets, instruments and other property from time to time held in the Accounts, or received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (d) to the extent not covered by clauses (a) - (c) above, all “proceeds” (as defined under the UCC), products, distributions, dividends or substitutions on or of any or all of the foregoing.

          “Accounts” shall mean, collectively, the Reserve Accounts, and any sub-accounts established under any of the foregoing, and any other escrow accounts or reserve accounts established by the Loan Documents.

          “Act” shall have the meaning set forth in Section 8.1(c) hereof.

          “Additional Collateral” shall have the meaning set forth in Section 1 of the Assignment of Agreements.

          “Additional Insolvency Opinion” shall mean any non-consolidation opinion acceptable to Lender and any applicable Rating Agencies required to be delivered in connection with the Loan Documents after the Closing Date.

          “Affiliate” shall mean, as to any Person, any other Person that, (a) directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person or (b) directly or indirectly, beneficially owns or holds five percent (5%) or more of any class of ownership interest in such Person.

          “Affiliated Manager” shall mean any Manager which is an Affiliate of Borrower, SPE Component Entity or any Guarantor, or in which Borrower, SPE Component Entity, or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

          “ALTA” shall mean American Land Title Association, or any successor thereto.

          “Alteration Threshold” shall mean an amount equal to five percent (5.0%) of the outstanding principal amount of the Loan.

          “Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period.

          “Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

          “Applicable Interest Rate” shall mean a rate of 4.30% per annum.

           “Approved Accountant” shall mean KPMG, or an accounting firm or other independent certified public accountant acceptable to Lender.

          “Approved Lease Form” shall mean a standard form of Lease for the Property approved in writing by Lender.

          “Assignment of Agreements” shall mean that certain first priority Assignment of Agreements Affecting Real Estate, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

          “Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

          “Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

          “Award” shall mean any award, payment or other compensation paid by any Governmental Authority in connection with a Condemnation in respect of the Property, including interest thereon, which may heretofore and hereafter be made with respect to the Property, whether from the exercise of the right of eminent domain (including but not limited to any transfer made in lieu of or in anticipation of the exercise of the right), or for a change of grade, or for any other injury to or decrease in the value of the Property.

           “Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or other Creditors Rights Laws; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or other Creditors Rights Laws, or such Person soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it by any other Person under the Bankruptcy Code or other Creditors Rights Laws, or such Person soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

          “Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

          “Basel III” shall mean the global regulatory standards issued on January 13, 2011 by members of the Basel Committee on Banking Supervision.

          “Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (a) Property Taxes, (b) Other Charges, and (c) Insurance Premiums.

          “Borrower” shall have the meaning set forth in the introductory paragraph of this Agreement.

          “Borrower Party” shall mean Borrower, any SPE Component Entity, Sponsor and Guarantor.

          “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, Pittsburgh, Pennsylvania or Overland Park, Kansas are authorized or required to be closed.

          “Business Interruption Insurance Account” shall have the meaning set forth in Section 9.3.1 hereof.

          “Business Interruption Insurance Funds” shall mean all funds in the Business Interruption Insurance Account.

          “Business Interruption Insurance Proceeds” shall have the meaning set forth in Section 7.1(a)(iii) hereof.

          “Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

          “Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

           “Casualty” shall have the meaning specified in Section 7.2 hereof.

          “Casualty Consultant” shall have the meaning set forth in Section 7.4(b)(iii) hereof.

          “Casualty Retainage” shall have the meaning set forth in Section 7.4(b)(iv) hereof.

          “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) (“Dodd-Frank”) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision Practices (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

          “Closing Date” shall mean the date of the funding of the Loan.

          “Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

          “Collateral” shall mean the Property, the Accounts, the Account Collateral, the Guaranty, the Personal Property, the Additional Collateral, the Management Agreement, and all other real or personal property that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Debt or the performance of the Other Obligations.

          “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property.

          “Condemnation Proceeds” shall have the meaning set forth in Section 7.4(b) hereof.

          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be. “Controlled” and “Controlling” shall have correlative meanings.

          “Covered Entity” shall mean (a) each Borrower, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

          “Creditors Rights Laws” shall mean with respect to any Person, any existing or future Law of any jurisdiction, domestic or foreign, applicable to such Person, relating to bankruptcy, insolvency, reorganization, rehabilitation, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

          “Debt” shall mean the outstanding principal amount of the Loan set forth in, and evidenced by, this Agreement, the Note and the other Loan Documents, together with all interest accrued and unpaid thereon and all other sums (including, without limitation, the Prepayment Consideration) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document.

          “Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Note.

           “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

          “Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) five percent (5%) above the Applicable Interest Rate.

          “Disbursement Fee” shall mean a nonrefundable fee equal to $200.00 payable as a condition to disbursement from certain of the Reserve Accounts, as set forth in Article IX hereof, as compensation for Lender’s review, analysis and processing of such disbursement.

          “Disclosure Document” shall have the meaning set forth in Section 11.2(a) hereof.

          “Early Lease Termination Reserve Account” shall have the meaning set forth in Section 9.7 hereof.

          “Early Lease Termination Reserve Funds” shall have the meaning set forth in Section 9.7 hereof.

          “Eligible Account” shall mean either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state-chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state-chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument. The Reserve Funds shall be Eligible Accounts but shall not constitute trust funds and, at Lender’s option, may be (1) commingled with other monies held by Lender, or (2) established as one or more separate accounts (which may include one or more book-entry sub-accounts as deemed necessary by Lender).

          “Eligible Institution” shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least “AA-” by S&P, “Aa3” by Moody’s and “AA-” by Fitch in the case of accounts in which funds are held for more than thirty (30) days, provided that PNC Bank shall be deemed to be an Eligible Institution for so long as it maintains (i) a short term unsecured debt obligations or commercial paper rating of at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less and (ii) a long term unsecured debt obligations rating of at least “A-” by S&P, “A-1” by Moody’s and “A” by Fitch in the case of accounts in which funds are held for more than thirty (30) days.

          “Environmental Indemnity” shall mean that certain Environmental Indemnification Agreement, dated as of the date hereof, executed by Borrower and each Guarantor on a joint and several basis for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

          “Environmental Law” shall have the meaning set forth in Section 2(b) of the Environmental Indemnity.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

          “Event of Default” shall have the meaning set forth in Section 10.1(a) hereof.

          “Exchange Act” shall have the meaning set forth in Section 11.2(a) hereof.

          “Exchange Act Filing” shall have the meaning set forth in Section 11.2 hereof.

          “Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to its interest in the Loan pursuant to a Law in effect on the date on which (i) Lender acquires such interest in the Loan, or (ii) Lender changes its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.3.7(e) hereof, and (d) any U.S. federal withholding Taxes imposed under FATCA.

          “FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (as may be amended or replaced from time to time), and any requests, rules, regulations, guidelines, interpretations or directions promulgated by any Official Body in connection therewith.

          “Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

          “Fitch” shall mean Fitch, Inc.

          “Flood Insurance Acts” shall have the meaning set forth in Section 7.1(a)(vii) hereof.

          “Flood Insurance Policies” shall have the meaning set forth in Section 7.1(a)(vii) hereof.

          “GAAP” shall mean generally accepted accounting principles in the United States of America as are in effect from time to time, and applied on a consistent basis both as to classification of items and amounts.

          “Governmental Authority” shall mean any court, board, department, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

          “Governmental Plan” shall have the meaning set forth in Section 4.1.10(b) hereof.

          “Gross Income From Operations” shall mean, during any period, all cash income derived from the ownership and operation of the Property from whatever source, during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs but excluding (i) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (ii) refunds and uncollectible accounts, (iii) proceeds from sales of furniture, fixtures and equipment, (iv) Insurance Proceeds (other than business interruption or other loss of income insurance), (v) Awards, (vi) unforfeited security deposits, (vii) utility and other similar deposits, (viii) any disbursements to Borrower from the Reserve Funds, and (ix) any payments from any other events not related to the ordinary course of operation of the Property.

          “Guarantor” shall mean AmREIT, Inc., a Maryland corporation, and any other Person guaranteeing any payment or performance obligation of Borrower in respect of the Loan following the date hereof, and any other Person providing any indemnity in respect of the Loan following the date hereof.

          “Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

          “Hazardous Materials” shall have the meaning set forth in Section 2(e) of the Environmental Indemnity.

          “Improvements” shall have the meaning set forth in the Granting Clause of the Security Instrument.

          “Indebtedness” shall mean, as to any Person at any time the sum of all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person, including, without limitation, any indebtedness, obligations or liabilities for, or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including, without limitation forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, or (v) any guaranty.

          “Indemnified Parties” shall mean Lender (including Lender as holder of the Security Instrument, as mortgagee in possession, or as successor in interest to the owner of the Property by virtue of a foreclosure or acceptance of a deed in lieu of foreclosure), each Person, if any, who Controls, or is Controlled by, or is under common Control with Lender, each Servicer, any Person who may hold or acquire or will have held (either during the term of the Loan or as a part of or following a foreclosure or acceptance of a deed in lieu of foreclosure) a full or partial interest in the Loan (including, but not limited to, custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of other Persons), any Person who was involved in the origination or modification of the Loan, any Person in whose name the Lien of the Security Instrument is or will be recorded, each of their respective successors and assigns, and each of their respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, and subcontractors.

          “Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or Guarantor under any Loan Document, and (ii) Other Taxes.

          “Independent Leasing Agent” shall have the meaning set forth in Section 9.6.1 hereof.

          “Insolvency Opinion” shall mean the substantive non-consolidation opinion required to be delivered by counsel to Borrower pursuant to Section 11.1(b)(i) hereof, reasonably satisfactory to Lender and the Rating Agencies, providing that in the event that any of the Specified Parties were to become a debtor in a case under the Bankruptcy Code, in a properly presented and argued case, the bankruptcy court or other court of competent jurisdiction properly applying the Law and properly analyzing the facts set forth therein would not order the substantive consolidation of the assets and liabilities of Borrower with those of any of the Specified Parties in such bankruptcy proceeding. For purposes of the Insolvency Opinion, the “Specified Parties” shall mean any party owning, directly or indirectly, more than forty-nine percent (49%) of the equity interests in Borrower and any Affiliated Manager. If Borrower is a recycled entity, the Insolvency Opinion shall address that issue in a manner satisfactory to Lender and the Rating Agencies.

          “Insurance Premiums” shall have the meaning set forth in Section 7.1(c) hereof.

          “Insurance Proceeds” shall have the meaning set forth in Section 7.4(b) hereof.

          “Interest Accrual Period” shall mean, with respect to any Payment Date, the period beginning on and including the first (1st) day of the calendar month preceding each Payment Date through and including the last day of the calendar month preceding each Payment Date.

          “Investor” shall mean any purchaser, transferee, assignee, Servicer, participant or investor in all or any portion of the Loan or any Securities.

          “Land” shall have the meaning set forth in the Granting Clause of the Security Instrument.

          “Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

          “Lease” shall mean any lease, sublease or subsublease, letting, license, concession, occupancy agreement, or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of the Land or any space in the Improvements, and (a) every extension, renewal, replacement, modification, amendment, restatement or other agreement relating thereto (whether before or after the filing by or against Borrower of any petition for relief under any Creditors Rights Laws), and (b) all right title and interest of Borrower, its successors and assigns therein and thereunder, including, without limitation, any guaranty, letter of credit or other credit support given by any tenant or other Person to guarantee or secure the performance and observance of covenants to be performed by any other party thereto.

          “Lease Modification” shall have the meaning set forth in Section 5.17(c) hereof.

          “Lease Termination Payments” shall mean all rents, additional rents and other payments made to Borrower in connection with any termination, rejection, cancellation, surrender, sale or other disposition of any Lease (including in any Bankruptcy Action), together with any reimbursement of the value of unamortized tenant improvements or leasing commissions, lease buy-out or surrender payments, and any similar proceeds, and any settlement of claims of Borrower against third parties in connection with any Lease.

          “Leasing Requirements” shall mean, with respect to any Lease that is not a Major Lease, that such Lease (i) is written on the Approved Lease Form; (ii) provides for rental rates comparable to existing local market rates for similar properties; (iii) is an arm’s-length transaction with an unrelated third party tenant (unless otherwise agreed by Lender); (iv) provides that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale; and (v) does not contain any option to purchase the Property or any other terms which would have a Material Adverse Effect.

          “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, Laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all Licenses and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property, or (b) in any way limit the use and enjoyment thereof.

          “Lender” shall have the meaning set forth in the introductory paragraph of this Agreement.

          “Liabilities” shall mean any and all claims, demands, actions, proceedings, suits, judgments, awards, liabilities (including, without limitation, strict liabilities), losses, damages, fines, penalties, charges, fees, obligations, debts, disbursements, costs and expenses of any kind or nature whatsoever including, without limitation, amounts paid in settlement, punitive damages, foreseeable damages of whatever kind or nature, including litigation costs and reasonable attorneys’ fees and expenses, and reasonable attorneys’ fees and expenses imposed upon, incurred by, or asserted against any Indemnified Party or by the Underwriter Group, as applicable, in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any such Indemnified Party or any member of the Underwriter Group, as applicable, shall be designated a party thereto.

          “Licenses” shall have the meaning set forth in Section 4.1.25 hereof.

          “Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, whether voluntarily or involuntarily given, including, without limitation, any conditional sale or other title retention agreement, any financing lease, assignment or deposit arrangement having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances (whether or not a lien or other encumbrance is created or exists at the time of filing).

          “LLC Agreement” shall have the meaning set forth in Section 8.1(c) hereof.

          “Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

          “Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, Assignment of Agreements, the Guaranty, the Environmental Indemnity, the Assignment of Management Agreement, and all other documents executed and/or delivered in connection with the Loan as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

          “Lockout Period” shall have the meaning set forth in Section 2.4.2 hereof.

          “Major Lease” shall mean (a) any Lease which together with all other Leases to the same tenant and to any Affiliates of such tenant, (i) provides for gross annual rental income representing ten percent (10%) or more of the total annual rental income for the Property, or (ii) covers ten percent (10%) or more of the total rentable space at the Property, in the aggregate, or (iii) is with an Affiliate of Borrower and (b) any instrument guaranteeing or providing credit support for any of the foregoing.

          “Management Agreement” shall mean that certain management agreement, dated September 18, 2013 entered into by and between Borrower and Manager, pursuant to which the Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

          “Manager” shall mean AmREIT Realty Investment Corporation, a Texas corporation.

          “Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Borrower, Guarantor, Sponsor or the Property, (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, or (iv) the ability of Borrower and/or Guarantor to perform its obligations under the Security Instrument or the other Loan Documents.

          “Material Agreements” shall mean, collectively, any contract or agreement of any kind (other than the Leases and the Management Agreement) relating to the ownership, development, leasing, management, use, operation, maintenance, repair, improvement or Restoration of the Property, or otherwise imposing obligations on Borrower, whether written or oral, which (i) is with an Affiliate of Borrower, (ii) contains an obligation of Borrower to pay $150,000.00 or more per annum or (iii) is not cancelable on sixty (60) days’ or less notice without the payment of any termination fee or payment of any kind.

          “Maturity Date” shall mean the Scheduled Maturity Date or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

          “Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Debt evidenced by the Note and as provided for herein or the other Loan Documents, under the Laws of such state or states whose Laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

          “Member” shall have the meaning set forth in Section 8.1(c) hereof.

          “Mezzanine Borrower(s)” shall have the meaning set forth in Section 11.6 hereof.

          “Mezzanine Lender” shall mean PNC Bank, and any subsequent owner and holder of the Mezzanine Loan.

          “Mezzanine Loan(s)” shall have the meaning set forth in Section 11.6 hereof.

          “Monthly Debt Service Payment Amount” shall have the meaning set forth in Section 2.2.3 hereof.

          “Monthly Insurance Premium Deposit” shall have the meaning set forth in Section 9.2.1 hereof.

          “Monthly Reserve Fund Deposits” shall mean all deposits required to be made by Borrower to the Reserve Funds on a monthly basis pursuant to Article IX hereof.

          “Monthly Property Tax Deposit” shall have the meaning set forth in Section 9.2.1 hereof.

          “Moody’s” shall mean Moody’s Investors Service, Inc.

          “Mortgage Loan” shall have the meaning set forth in Section 11.6 hereof.

          “Net Cash Flow” shall mean for any period the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income From Operations for such period.

          “Net Operating Income” shall mean for any period the amount obtained by subtracting Operating Expenses from Gross Income From Operations.

          “Net Proceeds” shall have the meaning set forth in Section 7.4(b) hereof.

          “Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4(b)(vi) hereof.

          “Non-U.S. Entity” shall have the meaning set forth in Section 2.3.7(e) hereof.

          “Note” shall mean that certain Promissory Note dated as of the date hereof in the principal amount of TWENTY-THREE MILLION and No/100 Dollars ($23,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

          “Officers’ Certificate” shall mean a certificate delivered to Lender by Borrower or any Guarantor, as applicable, which is signed by a Responsible Officer of Borrower or any Guarantor, as applicable.

          “Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

          “Operating Account” shall mean an operating account established, maintained by and under the exclusive dominion and control of Borrower.

          “Operating Expenses” shall mean the total of all cash expenditures of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, License fees, Property Taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures, and Monthly Reserve Fund Deposits.

          “Other Charges” shall mean all maintenance charges, impositions other than Property Taxes, and any other charges, including, without limitation, vault charges and License fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property.

          “Other Connection Taxes” shall mean, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax, excluding connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or the Loan Documents.

          “Other Obligations” shall have the meaning set forth in Section 2.02 of the Security Instrument.

          “Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made (i) pursuant to any Loan Document; (ii) from the execution, delivery, performance, enforcement or registration of, any Loan Document; or (iii) from the receipt or perfection of a security interest or otherwise with respect to any Loan Document.

          “Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan, or if such day is not a Business Day, the immediately following Business Day.

          “Permitted Encumbrances” shall mean collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens and other matters disclosed in the Title Insurance Policy and any other utility or drainage easement entered into by Borrower that benefits the Property, (c) Liens, if any, for Property Taxes imposed by any Governmental Authority not yet due or delinquent, (d) Permitted Equipment Leases, (e) all Leases permitted pursuant to Section 5.17 hereof and (f) such other title and survey exceptions as Lender has approved or may approve in writing.

          “Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.

          “Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

                    (a)          obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;

                    (b)          Federal Housing Administration debentures;

                    (c)          obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;

                    (d)          federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;

                    (e)          fully Federal Deposit Insurance Corporation insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;

                    (f)          debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long term unsecured rating category; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;

                    (g)          commercial paper (including both non-interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short term unsecured debt rating; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index and (iv) not be subject to liquidation prior to their maturity;

                    (h)          units of taxable money market funds or mutual funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds or mutual funds; and

                    (i)          any other security, obligation or investment which has been approved as a Permitted Investment in writing by Lender and, in the event that the Loan or any interest therein is included in a Securitization, by Rating Agency Confirmation; provided, however, that no obligation or security shall be a Permitted Investment if (i) such obligation or security evidences a right to receive only interest payments or (ii) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

          “Permitted Transfer” shall mean each of the following:

                    (a)          the following Transfers (excluding pledges) provided that (i) no Event of Default shall then exist; (ii) no such Transfer shall result in the change of Control of any Restricted Party; (iii) Borrower shall give Lender evidence satisfactory to Lender that (after giving effect to any such Transfer) the representations and warranties set forth in Section 4.1.12 hereof shall continue to be true, correct and complete; and (iv) Borrower shall give Lender notice of such Transfer not less than ten (10) Business Days prior to the contemplated effective date of such Transfer:

                                   (i)          one or a series of Transfers (excluding pledges), of up to forty-nine percent (49%) (in the aggregate) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party,

                                   (ii)         any involuntary Transfer caused by the death or legal incapacity of a holder of direct or indirect ownership interests in a Restricted Party so long as (x) Borrower is reconstituted, if required, following any such death or legal incapacity and (y) either (i) those persons responsible for the management of the Borrower and the Property remain unchanged as a result of such death or legal incapacity or (ii) the person(s) to become responsible for management of the Borrower and the Property are approved by Lender and (z) upon the death or legal incapacity of any Guarantor the conditions set forth in Section 6.6 hereof have been satisfied within sixty (60) days after the death or legal incapacity of any such Guarantor, and

                                   (iii)        with respect to Guarantor, (1) the sale, transfer or issuance of stock or convertible debt in Guarantor provided such stock is listed on the New York Stock Exchange or such other nationally recognized publicly-traded stock exchange or (2) a merger with or acquisition of another entity by Guarantor, provided that (A) Guarantor is the surviving entity after such merger or acquisition, and (B) such merger or acquisition does not result in an Event of Default;

                    (b)          Permitted Encumbrances;

                    (c)          All Transfers of worn out or obsolete furnishings, fixtures or equipment that are promptly replaced with property of equivalent value and functionality;

                    (d)          All Leases permitted pursuant to Section 5.17 hereof; and

                    (e)          A Transfer of the Property and assumption of the Loan pursuant to Section 6.2 hereof.

          Notwithstanding the foregoing or any other provision contained herein to the contrary, for so long as the Loan is outstanding, Guarantor must continue to own, directly or indirectly, at least a 51% interest in, and exclusively Control, Borrower, SPE Component Entity, and any Affiliated Manager.

          Notwithstanding the foregoing, if the Loan or any interest therein has been included in a Securitization, no transfer of any direct or indirect ownership interests in Borrower may be made such that the transferee owns, in the aggregate with the ownership interests in Borrower or transferee’s Affiliates, more than a forty-nine percent (49%) interest in Borrower unless such transfer is conditioned upon the delivery of an Additional Insolvency Opinion acceptable to the Lender and any applicable Rating Agency.

          “Person” shall mean any individual, corporation, partnership (whether general or limited), joint venture, limited liability company, limited liability partnership, estate, trust, joint stock company, unincorporated association, any federal, state, county or municipal government or political subdivision or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing or any other entity.

          “Personal Property” shall have the meaning set forth in the Granting Clause of the Security Instrument.

          “Plan” shall have the meaning set forth in Section 4.1.10(a) hereof.

          “Plan Assets” shall have the meaning set forth in Section 4.1.10(a) hereof.

          “PNC Bank” shall mean PNC Bank, National Association, a national banking association.

          “Policies” shall have the meaning specified in Section 7.1(b) hereof.

          “Prepayment Consideration” shall have the meaning set forth in Section 2.4.2 hereof.

          “Prepayment Date” shall have the meaning set forth in Section 2.4.1 hereof.

          “Prohibited Governmental Transactions” shall have the meaning set forth in Section 4.1.10(b) hereof.

          “Prohibited Transaction” shall have the meaning set forth in Section 4.1.10(a) hereof.

          “Prohibited Transfer” shall have the meaning set forth in Section 6.7 hereof.

          “Property” shall mean the parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Security Instrument, and any part or portion thereof, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of the Security Instrument and referred to therein as the “Property”.

          “Property Condition Report” shall mean that certain Property Condition Report issued by Partner Engineering and Science, Inc. dated August 26, 2013, or any new or updated report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion.

          “Property Document” shall mean, individually or collectively (as the context may require), the following: (i) any REA, (ii) [intentionally omitted] and (iii) [intentionally omitted].

          “Property Document Event” shall mean any event which would, directly or indirectly, cause a default termination right, right of first refusal, right of first offer, purchase option, or any other similar right, cause any termination fees to be due or would cause a Material Adverse Effect to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.

          “Property Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property.

          “Property Tax and Insurance Escrow Account” shall have the meaning set forth in Section 9.2.1 hereof.

          “Property Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 9.2.1 hereof.

          “Provided Information” shall have the meaning set forth in Section 11.1 hereof.

          “Qualified Insurer” shall mean an insurance company that satisfies the requirements of Section 7.1(b) hereof.

          “Qualified Replacement Lease” shall mean a renewal of or a replacement for a then existing Lease for space in the Property or a Lease which is for vacant space in the Property, provided each such Lease must (i) be with a tenant approved by Lender if such Lease covers more than 15,000 square feet of rentable space at the Property and (ii) comply with Section 5.17 hereof.

          “Rating Agencies” shall mean (i) prior to the inclusion of the Loan or any interest therein in a Securitization, each of Moody’s and Fitch, and any other nationally-recognized statistical rating organization (as identified by the Securities and Exchange Commission) which has been designated by Lender, and (ii) if the Loan or any interest therein is included or is anticipated to be included in a Securitization, each of S&P, Moody’s, and Fitch, and any other nationally-recognized statistical rating organization (as identified by the Securities and Exchange Commission) to the extent any of the foregoing have been engaged by Lender or its designee in connection with, or in anticipation of, any Securitization.

          “Rating Agency Condition” shall be deemed to exist if (i) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to any applicable matter or otherwise elects (orally or in writing) not to consider any applicable matter or (ii) Lender (or its Servicer) is not required to and/or elects not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to any applicable matter, in each case, pursuant to and in compliance with any applicable pooling and servicing agreement(s) relating to the Loan.

          “Rating Agency Confirmation” shall mean (i) prior to a Securitization or if the Rating Agency Condition exists, that Lender has (in consultation with the Rating Agencies (if required by Lender)) approved the matter in question in writing based upon Lender’s good faith determination of applicable Rating Agency standards and criteria and/or the servicing standard under any applicable pooling and servicing agreement(s) relating to the Loan, and (ii) from and after a Securitization (to the extent the Rating Agency Condition does not exist), a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

          “REA” shall mean any reciprocal easement agreement or similar agreement now or hereafter benefiting or burdening the Property.

          “Real Property Value to Loan Ratio” shall mean the ratio (expressed as a percentage), in which (A) the numerator is the fair market value of the interests in real property which secure the Loan, and (B) the denominator is the adjusted issue price of the Loan. For purposes of this definition, (i) “interests in real property” and “real property” shall have the meanings assigned to such terms by 26 C.F.R. §§ 1.856-3(c) and (d), and (ii) “adjusted issue price” shall have the meaning assigned to such term by 26 C.F.R. § 1.1275-1(b). For purposes of this definition, the fair market value of the interests in real property which secure the Loan shall be determined by Lender, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust under the Code and, to the extent permitted to a REMIC Trust under the Code, the fair market value of the interests in real property for purposes of Section 7.4(d) hereof may take into account any planned Restoration.

          “Registrar” shall have the meaning set forth in Section 11.5 hereof.

          “Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended, modified or replaced.

          “Release” shall have the meaning set forth in Section 2(f) of the Environmental Indemnity.

          “REMIC Opinion” shall mean an opinion of counsel in form and substance satisfactory to Lender and to the Rating Agencies, stating that the transaction which requires such opinion to be delivered will not (1) cause any REMIC Trust formed pursuant to a Securitization to fail to maintain its status as a REMIC Trust, or (2) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.1001-3(b), or (3) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code.

          “REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds all or any portion of the Note.

          “Rent Roll” shall mean a written statement from Borrower, in form and substance satisfactory to Lender, detailing the names of all tenants of the Property, the portion of Property occupied by each tenant, the base rent and any other charges payable under each Lease, the term of each Lease, the beginning date and expiration date of each Lease, whether any tenant is in default under its Lease (and detailing the nature of such default), and any other information as is required by Lender.

          “Rents” shall mean all rents (including, without limitation percentage rents), ground rents, additional rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents (including, without limitation, damages and other claims arising from any rejection by a tenant of its Lease under any Creditors Rights Law), revenues, issues, royalties and profits from the Land (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, deposits (including, without limitation, cash or securities deposited under any Lease to secure the performance by the lessee of its obligations thereunder, utility deposits and other deposits), accounts, cash, charges for services rendered, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Property Taxes and insurance, operating expenses or other reimbursables to Borrower (or to Manager for the account of Borrower), under any Lease, all Lease Termination Payments, all other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Land or the Improvements, all proceeds, if any, from business interruption or other loss of income insurance relating to the use, enjoyment or occupancy of the Land and/or the Improvements (whether paid or accruing before or after the filing by or against Borrower of any petition for relief under any Creditors Rights Laws), and all proceeds or streams of payment from the sale or other disposition of any Lease or any Rents.

          “Replacement Reserve Account” shall have the meaning set forth in Section 9.5.1 hereof.

          “Replacement Reserve Fund” shall have the meaning set forth in Section 9.5.1 hereof.

          “Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 9.5.1 hereof.

          “Replacements” shall have the meaning set forth in Section 9.5.1 hereof.

          “Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

          “Required Repair Account” shall have the meaning set forth in Section 9.4.1 hereof.

          “Required Repair Fund” shall have the meaning set forth in Section 9.4.1 hereof.

          “Required Repairs” shall have the meaning set forth in Section 9.4.1 hereof.

          “Reserve Accounts” shall mean the Property Tax and Insurance Escrow Account, the Business Interruption Insurance Account, the Required Repair Account, the Replacement Reserve Account, the TILC Reserve Account, the Early Lease Termination Reserve Account, or any other escrow or reserve Account established pursuant to Article IX hereof.

          “Reserve Funds” shall mean the Property Tax and Insurance Escrow Fund, the Business Interruption Insurance Funds, the Required Repair Fund, the Replacement Reserve Fund, the TILC Reserve Fund, the Early Lease Termination Reserve Fund, or any other escrow or reserve fund established pursuant to Article IX hereof.

          “Reserve Waiver Conditions” shall mean: (a) with respect to Taxes, each of the following: (i) no Event of Default has occurred and is continuing, (ii) Taxes have been paid to an Official Body prior to delinquency in accordance with Section 2.3.7 hereof, and (iii) Lender has received the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender; and (b) with respect to Insurance Premiums, each of the following: (i) no Event of Default has occurred and is continuing, (ii) the Property is covered by a blanket or umbrella insurance policy that is in compliance with Section 7.1(d) hereof, (iii) all such Insurance Premiums have been paid at least thirty (30) days prior to the expiration of the Policy or Policies, and (iv) Lender has received evidence of such payment reasonably satisfactory to Lender.

          “Residential Leases” shall mean Leases for residential purposes, for congregate care services or for mini-warehouse storage rentals where each such storage rental is less than ten percent (10%) of the rentable square footage of such self-storage facility.

          “Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, vice president-finance, vice president or such other authorized representative of such Person.

          “Restoration” shall have the meaning set forth in Section 7.2 hereof.

          “Restoration Threshold” shall mean $1,000,000.00.

          “Restoration Period” shall have the meaning set forth in Section 9.3.2 hereof.

          “Restricted Party” shall mean collectively, (a) Borrower, SPE Component Entity, any Guarantor, and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, or any other direct or indirect legal or beneficial owner of Borrower, SPE Component Entity, any Guarantor or any Affiliated Manager. Restricted Party shall not mean any shareholder of AmREIT, Inc.

          “S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

          “Sale or Pledge” shall mean a voluntary or involuntary (including, but not limited to, any levy, seizure or attachment) sale, conveyance, assignment, alienation, mortgage, hypothecation, encumbrance, grant of a Lien on, a security interest or option in, pledge, repurchase, reverse repurchase or other transfer or disposal of a legal or beneficial interest (directly or indirectly, whether by operation of Law or otherwise, and whether or not for consideration or of record).

          “Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

          “Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

          “Scheduled Maturity Date” shall have the meaning set forth in Section 2.4.2 hereof.

          “Secondary Market Transactions” shall have the meaning set forth in Section 11.1 hereof.

          “Securities” shall have the meaning set forth in Section 11.1 hereof.

          “Securities Act” shall have the meaning set forth in Section 11.2 hereof.

          “Securitization” shall have the meaning set forth in Section 11.1 hereof.

          “Security Instrument” shall mean that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt), Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the date hereof, executed and delivered by Borrower in favor of Lender as security for the payment of the Debt and the performance of the Other Obligations and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

          “Servicer” shall have the meaning set forth in Section 11.4 hereof.

          “Servicing Fee” shall have the meaning set forth in Section 11.4 hereof.

          “Severed Loan Documents” shall have the meaning set forth in Section 10.2(c) hereof.

          “Special Member” shall have the meaning set forth in Section 8.1(c) hereof.

          “SPE Component Entity” shall have the meaning set forth in Section 8.1(b) hereof.

          “Sponsor” shall mean AmREIT, Inc., a Maryland corporation.

          “State” shall mean the State or Commonwealth in which the Land is located.

          “Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

          “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

          “Terminating Tenant” shall have the meaning set forth in Section 9.7 hereof.

          “TILC Costs” shall have the meaning set forth in Section 9.6.1 hereof.

          “TILC Reserve Account” shall have the meaning set forth in Section 9.6.1 hereof.

          “TILC Reserve Fund” shall have the meaning set forth in Section 9.6.1 hereof.

          “TILC Reserve Monthly Deposit” shall have the meaning set forth in Section 9.6.1 hereof.

          “Title Insurance Policy” shall mean any ALTA mortgagee title insurance policy in form and substance satisfactory to Lender (or, if the State does not permit the issuance of such ALTA policy, such form as shall be permitted in the State and satisfactory to Lender) issued on or after the date hereof by a title insurance company satisfactory to Lender with respect to the Property and insuring the Lien of the Security Instrument, with endorsements thereto as to such matters as Lender may designate.

          “Transfer” shall mean any Sale or Pledge of the Property or of any legal or beneficial interest therein, any Sale or Pledge of an interest in any Restricted Party, or the removal or the resignation of the Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.20 hereof. Without limiting the generality of the foregoing, a Transfer is deemed to include: (a) an installment sales agreement wherein Borrower agrees to sell the Property for a price to be paid in installments; (b) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder; (c) a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents or any Property Document; (d) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (e) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (f) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (g) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; and (h) any action for partition of the Property or any similar action instituted or prosecuted by Borrower or by any other Person, pursuant to any contractual agreement or other instrument or under applicable Law (including, without limitation, common law) and/or any other action instituted by (or at the behest of) Borrower or its Affiliates or consented to or acquiesced in by Borrower or its Affiliates which results in a Property Document Event.

          “Transferee” shall have the meaning set forth in Section 6.2(e) hereof.

          “Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.) Lender shall notify Borrower of the amount and the basis of determination of the required Prepayment Consideration.

          “True Up Payment” shall mean a payment into the applicable Reserve Account of a sum which, together with any applicable monthly deposits into the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when reasonably appropriate. The amount of the True Up Payment shall be determined by Lender in its reasonable discretion and shall be final and binding absent manifest error.

          “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the state of Texas (provided, however, with respect to the Account Collateral, “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania).

          “Underwriter Group” shall mean any and all of the following Persons: (i) Lender (and for purposes of this definition, Lender shall include its officers and directors), (ii) the Affiliate of PNC Bank that has filed any registration statement relating to any Securitization, if applicable, each of its directors, each of its officers who have signed any such registration statement and each Person who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, (iii) PNC Capital Markets LLC, a Pennsylvania limited liability company, each of its directors and each Person who controls PNC Bank within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act and (iv) PNC Bank, each of its directors and each Person who controls PNC Bank within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act.

          “U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

          “Vacated Space” shall have the meaning set forth in Section 9.7.1 hereof.

          “Yield Maintenance Premium” shall mean an amount determined by Lender equal to (a) the present value, as of the Prepayment Date, of the remaining scheduled payments of principal and interest from the Prepayment Date through the Maturity Date (including any balloon payment) determined by discounting such payments at a rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually, less (b) the principal portion of the Loan prepaid.

          “Zoning Regulations” shall have the meaning set forth in Section 4.1.11 hereof.

          Section 1.2     Principles of Construction. All references to sections and exhibits are to sections and exhibits in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	GENERAL TERMS

          Section 2.1     The Loan.

                    2.1.1     Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth in this Agreement, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

                    2.1.2     Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and no amount borrowed and repaid hereunder in respect of the Loan may be re-borrowed.

                    2.1.3     The Note, Security Instrument and Other Loan Documents. The Loan shall be evidenced by the Note and the other Loan Documents, and secured by the Security Instrument, and the Assignment of Leases.

                    2.1.4     Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property or to repay and discharge any existing loans relating to the Property, (b) pay all past due Basic Carrying Costs, if any, in respect of the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the acquisition of the Property or the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property, as approved by Lender and (f) retain the balance, if any.

          Section 2.2     Interest Rate and Payments.

                    2.2.1     Interest Generally; Usury.

                    (a)          Except as herein provided with respect to interest accruing at the Default Rate, interest on the outstanding principal balance of the Loan shall accrue from the Closing Date at the Applicable Interest Rate until repaid in accordance with the terms and conditions hereof.

                    (b)          This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

                    (c)          To the extent that Lender is relying on Chapter 303, as amended, of the Texas Finance Code to determine the maximum amount of Interest permitted by applicable law on the principal of this Note, Lender will utilize the weekly rate ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits a greater amount of interest than is permitted under Texas law, Lender will rely on United States federal law instead of such Chapter 303, as amended, for the purpose of determining the maximum amount permitted by applicable law. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, implement any other method of computing the maximum lawful rate under such Chapter 303, as amended, or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the indebtedness evidenced hereby.

                    2.2.2     Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the Applicable Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan. The accrual period for calculating interest due on each Payment Date shall be the Interest Accrual Period immediately prior to such Payment Date. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either (i) a thirty (30) day month and a three hundred sixty (360) day year or (ii) the actual number of days in a month and a three hundred and sixty five (365) day year were used to compute the accrual of interest on the Loan.

                    2.2.3     Payments Before Maturity Date; Monthly Debt Service Payment Amount. Borrower shall pay to Lender (a) unless the Closing Date occurs on the first (1st) day of a calendar month, on the Closing Date, an amount equal to interest only at the Applicable Interest Rate on the outstanding principal balance of the Loan from the Closing Date up to and including September 30, 2013, calculated by multiplying (i) the actual number of days elapsed during such period by (ii) a daily rate based on the Applicable Interest Rate and a three hundred sixty (360) day year by (iii) the outstanding principal balance of the Loan on the Closing Date and (b) on the Payment Date occurring in November, 2013 and on each Payment Date thereafter up to but not including November 1, 2021, interest only at the Applicable Interest Rate, calculated by multiplying (i) the actual number of days elapsed in each Interest Accrual Period by (ii) a daily rate based on the Applicable Interest Rate and a three hundred sixty (360) day year by (iii) the outstanding principal balance of the Loan during each Interest Accrual Period and (c) on the Payment Date occurring in November, 2021 and on each Payment Date thereafter up to but not including the Maturity Date, an amount equal to $113,820.43, which amount consists of principal and interest at the Applicable Interest Rate on the outstanding principal balance during each Interest Accrual Period, based upon a thirty (30) year amortization schedule computed on the basis of a 360-day year consisting of twelve (12) thirty (30) day months (the amounts required by subsections (b) and (c) being the “Monthly Debt Service Payment Amount” for each applicable Interest Accrual Period).

                    2.2.4     Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Debt, including but not limited to, the outstanding principal balance of the Loan, all accrued and unpaid interest thereon through the end of the Interest Accrual Period immediately prior to the Maturity Date and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

                    2.2.5     Payments After Default. Upon the occurrence and during the continuance of an Event of Default (including, without limitation, failure to repay the Debt on the Maturity Date), interest on the outstanding principal balance of the Loan and, to the extent permitted by Law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Debt in full or until such Event of Default has been waived by Lender. To the extent permitted by applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default. Anything herein to the contrary notwithstanding, all interest accrued at the Default Rate shall be immediately due and payable upon demand by Lender.

                    2.2.6     Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the balloon payment due on the Maturity Date) is not paid by Borrower on or before the fifth (5th) day after the date the same is due and payable, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable Law.

                    2.2.7     Release on Payment in Full. Lender shall at the sole cost and expense of Borrower, after payment in full of the Debt and the performance of the Other Obligations in accordance with the terms and provisions of the Security Instrument and the other Loan Documents, release the Lien of the Security Instrument and the other Loan Documents on the Property.

          Section 2.3     Manner of Making Payments.

                    2.3.1     Making of Payments. Each payment by Borrower hereunder or under the Note or any of the other Loan Documents shall be made in funds immediately available to Lender by 4:00 p.m., central time, on the date such payment is due, to Lender at PNC Bank, National Association, c/o Midland Loan Services, c/o Bank of Oklahoma, Lockbox #2585, 6242 East 41st Street, Tulsa, OK 74135. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day following such scheduled due date.

                    2.3.2     Credit for Payment Receipt. No payment due under the Note, this Agreement or any of the other Loan Documents shall be deemed paid to Lender until received by Lender at its designated office on a Business Day prior to 4:00 p.m., central time. Any payment received after the time established by the preceding sentence shall be deemed to have been paid on the immediately succeeding Business Day. Each payment that is paid to Lender within ten (10) days prior to the date on which such payment is due, and prior to its scheduled Payment Date, shall not be deemed a prepayment and shall be deemed to have been received on the Payment Date solely for the purpose of calculating interest due.

                    2.3.3     Invalidated Payments. If any payment received by Lender is deemed by a court of competent jurisdiction to be a voidable preference or fraudulent conveyance under any Creditors Rights Laws, and is required to be returned by Lender, then the obligation to make such payment shall be reinstated, notwithstanding that the Note may have been marked satisfied and returned to Borrower or otherwise canceled, and such payment shall be immediately due and payable upon demand.

                    2.3.4     No Deductions, etc. All payments made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense, claim or counterclaims.

                    2.3.5     Application of Payments. Provided no Event of Default has occurred and is continuing, payments of principal and interest due from Borrower shall be applied (a) first, to the payment or reimbursement of any expenses (including but not limited to late charges), costs or obligations (other than the principal and interest) for which Borrower shall be obligated or Lender entitled pursuant to the provisions of the Loan Documents, (b) second, to the payment of accrued but unpaid interest, (c) third, to the payment of unpaid Reserve Funds required pursuant to the provisions of the Loan Documents, and (d) fourth, to the payment of principal then outstanding. If at any time Lender receives less than the full amount due and payable on a Payment Date or upon the occurrence of an Event of Default, Lender may apply all payments received to amounts then due and payable in any manner and in any order determined by Lender, in its sole discretion. Lender’s acceptance of a payment from Borrower in an amount that is less than the full amount then due and Lender’s application of such payments to amounts then due from Borrower shall not constitute or be deemed to constitute a waiver of the unpaid amounts or an accord and satisfaction.

                    2.3.6     Increased Costs. If, as a result of any Change in Law, any reserve, special deposit, condition, expense, tax (other than taxes the indemnification of which is already excluded or provided for pursuant to the terms hereof), allocation of capital or similar requirement relating to any extensions of credit, commitments or other assets of, or any deposits with, Lender or its holding company is imposed, modified or deemed applicable and the result is to increase the cost to Lender or its holding company of making or holding the Loan, or to reduce the amount receivable by Lender or its holding company hereunder in respect of any portion of the Loan, then from time to time Borrower will pay to Lender or its holding company upon request such additional amount or amounts as will compensate Lender and/or its holding company for such increases in cost and/or reductions in amounts receivable. If Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, as a consequence of this Agreement or the Loan, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender or its holding company upon request such additional amount or amounts as will compensate Lender and/or its holding company for any such reduction suffered.

                    2.3.7     Taxes.

                    (a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower or Guarantor under any Loan Document must be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined by Borrower or Guarantor) requires the deduction or withholding of any Tax from any such payment by Borrower or Guarantor, then Borrower or Guarantor shall be entitled to make such deduction or withholding and will timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower or Guarantor is increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.3.7) Lender receives an amount equal to the sum it could have received had no such deduction or withholding been made.

                    (b)          Payment of Other Taxes by Borrower. Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law, or at Lender’s option, timely reimburse Lender for the payment of any such Other Taxes.

                    (c)          Indemnification. BORROWER SHALL INDEMNIFY LENDER WITHIN 10 DAYS AFTER DEMAND THEREFOR, FOR THE FULL AMOUNT OF ANY INDEMNIFIED TAXES, INCLUDING INDEMNIFIED TAXES IMPOSED OR ASSERTED ON OR ATTRIBUTABLE TO AMOUNTS PAYABLE UNDER THIS SECTION 2.3.7, PAYABLE OR PAID BY LENDER OR REQUIRED TO BE WITHHELD OR DEDUCTED FROM A PAYMENT TO LENDER AND ANY REASONABLE RELATED EXPENSES, WHETHER OR NOT SUCH INDEMNIFIED TAXES WERE CORRECTLY OR LEGALLY IMPOSED OR ASSERTED BY THE RELEVANT OFFICIAL BODY. A certificate as to the amount of such payment or liability delivered to Borrower by Lender is conclusive absent manifest error.

                    (d)          Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower or Guarantor to an Official Body pursuant to this Section 2.3.7, Borrower or Guarantor must deliver to Lender the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

                    (e)          Status of Lender. In the event that any successor and/or assign of Lender is not incorporated under the Laws of the United States of America or a state thereof (a “Non-U.S. Entity”) Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes. Each entity required to deliver to Borrower a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of such forms, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires (which, in the case of the Form W-8ECI, is the last day of each U.S. taxable year of the Non-U.S. Entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, Law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                    (f)          Treatment of Certain Refunds. If any party determines that it has received a refund of any Taxes to which it has been indemnified pursuant to this Section 2.3.7, such party must pay to the indemnifying party an amount equal to such refund (including any interest paid by an Official Body) in an amount not to exceed the extent of any indemnity payments made under this Section 2.3.7 with respect to such Taxes, net of all out-of-pocket expenses of such indemnified party (including Taxes) and without interest; and in the event the indemnified party is thereafter required to return such refund to the Official Body, then upon the request of the indemnified party the indemnifying party must repay to the indemnified party the amount paid over pursuant to this Section 2.3.7, plus any penalties, interest or other charges imposed by the relevant Official Body. Notwithstanding anything to the contrary in this Section 2.3.7, in no event will Lender be required to pay any amount to an indemnifying party pursuant to this Section 2.3.7(f), if such payment could place Lender in a less favorable net after-Tax position than Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.3.7 will not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

                    (g)          Survival. Each party’s obligations under this Section 2.3.7 survive the repayment, satisfaction or discharge of the Debt.

          Section 2.4     Prepayments.

                    2.4.1     Voluntary Prepayments. Except as set forth in this Section 2.4, Borrower shall not have the right to prepay all or any portion of the Debt. After the Lockout Period, Borrower may prepay the Debt in whole, but not in part, on any Payment Date, provided the following conditions are satisfied: (a) no Default or Event of Default shall be occurring on either the date the required prepayment notice is received by Lender or the Prepayment Date; (b) Borrower shall give written notice to Lender specifying the Payment Date on which a prepayment is to be made (the date of any prepayment hereunder, whether pursuant to such notice or not, and whether voluntary or involuntary, being herein referred to as the “Prepayment Date”) not more than sixty (60) days and not less than ten (10) days prior to the Prepayment Date if such Prepayment Date occurs prior to a Securitization and thirty (30) days prior to the Prepayment Date if such Prepayment Date occurs following a Securitization; and (c) the applicable Prepayment Consideration, if any, is paid by Borrower to Lender with such prepayment of the entire Debt in full. Additionally, any such prepayment not actually received by Lender before 4:00 p.m., central time, on the fifth (5th) day of the month must also include the interest which would have accrued on the amount of such prepayment during the entire Interest Accrual Period in which the prepayment is made. A prepayment notice may be revoked by Borrower in a writing delivered to Lender at any time on or prior to the fifth (5th) Business Day preceding the proposed Prepayment Date; provided that, in the event of any revocation of a prepayment notice, Borrower shall be obligated to reimburse Lender for all of its costs and expenses (including reasonable legal fees and costs) incurred by Lender in connection with the anticipated prepayment within ten (10) days of Lender’s request.

                    2.4.2     Prepayment Consideration. Lender shall not be obligated to accept any prepayment of the Debt unless it is accompanied by the applicable Prepayment Consideration. The “Prepayment Consideration” shall be calculated by Lender as follows:

From the Closing date through September 30, 2016 (the “Lockout Period”):	Not applicable; No prepayment permitted.

October 1, 2016 through October 31, 2021 (the “1% Prepayment Period”):	The greater of (i) one percent (1%) of the outstanding principal balance of the Loan on a Prepayment Date; or (ii) the Yield Maintenance Premium.

November 1, 2021 through March 31, 2023 (the “0.50% Prepayment Period”):	The greater of (i) one half of one percent (0.50%) of the outstanding principal balance of the Loan on a Prepayment Date; or (ii) the Yield Maintenance Premium.

April 1, 2023 through October 1, 2023 (the “Scheduled Maturity Date”):	No Prepayment Consideration (i.e., $0.00).

Prepayment After an Event of Default:	The Prepayment Consideration set forth in Section 2.4.4 hereof.

          Borrower acknowledges that the Prepayment Consideration is a bargained for consideration and is not a penalty. Borrower recognizes that Lender would incur substantial additional costs and expenses in the event of a prepayment of the Debt and that the Prepayment Consideration compensates Lender for such costs and expenses (including without limitation, the loss of Lender’s investment opportunity during the period from the Prepayment Date until the Maturity Date). Borrower agrees that Lender shall not, as a condition to receiving the Prepayment Consideration, be obligated to actually reinvest the amount prepaid in any treasury obligation or in any other manner whatsoever.

                    2.4.3     Mandatory Prepayments. If Borrower receives any Net Proceeds and if Lender is not obligated to make, and does not make, such Net Proceeds available to Borrower for the Restoration of the Property pursuant to the terms of this Agreement, then Borrower shall prepay the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of such Net Proceeds. No Prepayment Consideration shall be due in connection with any prepayment made pursuant to this Section 2.4.3. Any partial prepayment under this Section 2.4.3 shall be applied to the last payments of principal due under the Loan; provided, however, if an Event of Default has occurred and is then continuing, Lender may apply such Net Proceeds to the Debt in any order or priority in its sole discretion. Any prepayment received by Lender pursuant to this Section 2.4.3 on a date other than a Payment Date shall be held by Lender as Collateral for the Debt in an interest bearing Eligible Account at an Eligible Institution, with such interest accruing for the benefit of Borrower, and shall be applied by Lender on the next Payment Date, with any interest on such funds paid to Borrower on such Payment Date provided no Event of Default then exists.

                    2.4.4     Prepayments After Event of Default. If, following the occurrence of and during continuance of any Event of Default, Borrower shall tender payment of an amount sufficient to satisfy the Debt, such tendered prepayment by Borrower shall be deemed to be a voluntary prepayment in the amount tendered and in such case Borrower shall also pay to Lender, with respect to the amount tendered, Prepayment Consideration equal to the Prepayment Consideration payable by Borrower under Section 2.4.2 above; provided, however, if such tendered prepayment by Borrower is made during the Lockout Period, then the Prepayment Consideration payable hereunder shall be equal to the greater of (a) four percent (4%) of the outstanding principal balance of the Loan on the date of such tendered prepayment and (b) the Yield Maintenance Premium (provided that all references to the “Prepayment Date” contained in the definition of Yield Maintenance Premium shall mean the date of said tendered prepayment) which Prepayment Consideration shall be immediately due and payable. Lender shall not be obligated to accept any such tender unless it is accompanied by all Prepayment Consideration due in connection therewith.

III.	[INTENTIONALLY OMITTED]:

IV.	REPRESENTATIONS AND WARRANTIES

          Section 4.1     Borrower Representations.

          Borrower represents and warrants as of the Closing Date that:

                    4.1.1     Organization. Borrower has been duly organized and is validly existing and in good standing in the jurisdiction in which it is organized with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, Licenses and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property and the other Collateral. Attached hereto as Exhibit A is a true and correct copy of the organizational structure chart of Borrower, which accurately shows all ownership interests, direct and indirect, in Borrower. Neither Guarantor, nor any managing member, general partner or similar controlling Person of Borrower, nor any Person that holds a ten percent (10%) or greater direct ownership interest in Borrower (a) is the subject of a Bankruptcy Action, (b) has a prior record of having been the subject of a Bankruptcy Action, or (c) has been convicted of a felony.

                    4.1.2     Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by applicable Creditors Rights Laws and similar Laws affecting rights of creditors generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

                    4.1.3     No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any Law, and any consent, approval, authorization, order, registration or qualification of or with any court or any such regulatory authority or other governmental agency or body required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

                    4.1.4     Litigation. There is no pending, filed or to the best of Borrower’s knowledge threatened action, suit or proceeding, arbitration or governmental investigation, at law or in equity or by or before any Governmental Authority or other agency, involving Borrower, Guarantor, or the Collateral, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Property or any of the other Collateral, (b) the validity or enforceability of the Security Instrument, (c) Borrower’s ability to perform under the Loan or the Loan Documents, (d) Guarantor’s ability to perform under the Guaranty, (e) the use, operation or value of the Property, (f) the principal benefit of the security intended to be provided by the Loan Documents, (g) the current ability of the Property to generate net cash flow sufficient to service the Loan, or (h) the current principal use of the Property.

                    4.1.5     Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower, the use, value or operation of the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower, the Property or other Collateral are otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property or other Collateral as permitted pursuant to Section 8.1(a)(vii) hereof and (b) obligations under the Loan Documents.

                    4.1.6     Title. Borrower has good, indefeasible and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. To Borrower’s knowledge, the Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority Lien on the Property, subject only to Permitted Encumbrances and (b) perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. The Assignment of Leases, when properly recorded in the appropriate records will create perfected first priority security interests in and to, and perfected collateral assignments of, all applicable Leases and Rents, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances.

                    4.1.7     Solvency; No Bankruptcy Filing. Borrower (a) has not entered into the transaction contemplated hereby or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. To Borrower’s knowledge,

Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). The Property is not the subject of any Bankruptcy Action. No Bankruptcy Action has been filed by or against any Borrower Party in the last seven (7) years, and no Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. No Borrower Party is contemplating either the filing of any Bankruptcy Action by it or the liquidation of all or a major portion of Borrower’s or any such Borrower Party’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any Bankruptcy Action against any Borrower Party.

                    4.1.8     Financial Information. All financial information submitted by Borrower to Lender including but not limited to all financial statements, statements of cash flow and income and operating statements, Rent Rolls, reports, certificates and other documents submitted in connection with the Loan (including the application therefor) or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, (a) are true, complete and correct, (b) accurately represent the financial condition of the Property as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as expressly disclosed therein.

                    4.1.9     Full and Accurate Disclosure. To Borrower’s knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the use, value or operation of the Property or the business, operations or condition (financial or otherwise) of Borrower. To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the Property or the business operations or the financial condition of Borrower. To Borrower’s knowledge, Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

                    4.1.10   No Plan Assets.

                    (a)        (i) Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA (a “Plan”), (ii) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. § 2510.3-101 (“Plan Assets”) and (iii) Borrower is not engaging in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement, the Security Instrument or the other Loan

Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA (a “Prohibited Transaction”).

                    (b)           (i) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA (“Governmental Plan”) and (ii) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect (“Prohibited Governmental Transactions”), which prohibit or otherwise restrict the transactions contemplated by this Agreement.

                    4.1.11     Compliance. Borrower and the Property and the use thereof comply with all applicable Legal Requirements, including, without limitation, all Environmental Laws. The Improvements are in compliance in all material respects with all applicable Laws, building and zoning ordinances, codes, rules, covenants, and restrictions governing the occupancy, use and operation of the Property (“Zoning Regulations”). Any non-conformity with Zoning Regulations constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of the Property. In the event of Casualty or destruction, (a) the Property may be restored or repaired to the full extent necessary to maintain the use of the Improvements immediately prior to such Casualty or destruction, or (b) “Ordinance or Law Coverage” has been obtained for the Property in accordance with Section 7.1(a)(i) hereof, in amounts approved by Lender, that provides coverage for additional costs to rebuild and/or repair the Improvements to current Zoning Regulations, or (c) the inability to restore the Improvements to the full extent of the use or structure immediately prior to the Casualty or destruction would not materially and adversely affect the use, operation or value of the Property. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.

                    4.1.12     Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

                    4.1.13     Reliance. The Property is not relied upon by, and does not rely upon, any building or improvement not part of the Property to fulfill any zoning, building code or other governmental or municipal requirement for structural support or the furnishing of any essential building systems or utilities, except to the extent of any valid and existing irrevocable, permanent easement agreements shown in the Title Insurance Policy.

                    4.1.14     No Contingent Liabilities. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the current or contemplated use, value or operation thereof, except as expressly referred to or reflected in said financial statements.

                    4.1.15     Condemnation. There is no Condemnation or other proceeding pending, threatened in writing or planned, for the total or partial condemnation of the Property, the relocation of roadways providing access to the Property, or any permanent easements through which essential building systems or utilities are provided.

                    4.1.16     Federal Reserve Regulations. Borrower executed and delivered the Loan Documents and received and applied the proceeds of the Loan for its own account and not as an agent, nominee or trustee for any other party or entity. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

                    4.1.17     Access; Utilities. The Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sanitary sewer (or well and septic), storm drainage facilities, and all required utilities, all of which are appropriate for the current use of the Property. All public utilities necessary or convenient for the full use and enjoyment of the Property are located either in the public right of way abutting the Property (which are connected as to serve the Property without passing over other property) or in irrevocable recorded easements servicing the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads and public utilities necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

                    4.1.18     Not a Foreign Person. Neither Borrower nor any person or entity owning a beneficial interest in Borrower is a “foreign person”, “foreign corporation”, “foreign partnership”, “foreign trust”, or “foreign estate” under the provisions of Section 1445 of the Code. Notwithstanding the foregoing, the provisions of this Section 4.1.18 shall not apply to the shareholders of AmREIT, Inc. and any violation of this Section 4.1.18 by any shareholder of AmREIT, Inc. shall not be a default hereunder.

                    4.1.19     Separate Lots. The Property is comprised of one (1) or more separate tax parcels which do not include any property which is not part of the Property. If required by Law, the Property constitutes one or more lawfully subdivided tracts of land, and all conditions related to any such subdivision have been satisfied.

                    4.1.20     Assessments. There are no pending or proposed special or other assessments in writing for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

                    4.1.21     Enforceability. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.

                    4.1.22     No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

                    4.1.23     Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies (or other evidence acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such Policy, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policy.

                    4.1.24     Use of Property. The Property is used exclusively for purposes and other appurtenant and related uses disclosed to Lender on or prior to the Closing Date.

                    4.1.25     Certificate of Occupancy; Licenses. All certifications, permits, licenses, franchises, consents and other approvals, including without limitation, certificates of completion, certificates of occupancy and occupancy permits necessary for the legal use, occupancy and operation of the Property for its intended purpose(s) (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

                    4.1.26     Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if any portion of the Improvements on the Property is located in such an area, the Flood Insurance Policies required by Section 7.1(a)(vii) hereof are in full force and effect.

                    4.1.27     Physical Condition.

                    (a)           The Property, including, without limitation, all buildings, building systems for the Improvements, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, mechanical and electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good working order. The Property is (i) free of any material damage, (ii) in good repair and condition, and (iii) free of structural defects, or any other material defects or damages (whether latent or otherwise) except as follows: (A) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Property or the security intended to be provided by the Security Instrument or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate; or (B) repairs that have been completed. Borrower has not received notice from any insurance company or bonding company of any structural or other defects or inadequacies in the Property which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

                    (b)          All Improvements have been fully completed and all costs and expenses of construction have been fully paid. Complete and final payment has been made for all construction, repairs or new Improvements made to the Property within the applicable period for filing Lien claims in the State.

                    4.1.28     Boundaries. Except as disclosed on the Survey, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property. Except as disclosed on the Survey, no improvements on adjoining properties encroach upon the Property, no Improvements encroach upon any easements, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value, current use or marketability of the Property except those which are insured against by the Title Insurance Policy.

                    4.1.29     Leases. The Property is not subject to any Leases other than the Leases described in the Rent Roll attached hereto as Exhibit B, which Rent Roll is accurate and complete in all material respects as of the date hereof. Borrower is the sole owner of the entire lessor’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases and Permitted Encumbrances. To the best of Borrower’s knowledge, the Leases are valid and enforceable and have not been altered, modified or amended in any manner since copies of same were last delivered to Lender. None of the Rents (other than security deposits) have been collected for more than one (1) month in advance. Except as previously disclosed to Lender in writing, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant have already been received by such tenant. To the best of Borrower’s knowledge, the current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. There has been no prior Transfer of any Lease or of the Rents received therein. Except as set forth on Exhibit B, no tenant listed on Exhibit B has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Except as expressly provided under any Lease delivered to Lender prior to the Closing Date, no tenant under any Lease has any right or option for additional space in the Improvements. Except as set forth in the Environmental Report (as defined in the Environmental Indemnity), no Hazardous Materials have been stored, treated or Released by any tenant under any Lease on or about the leased premises nor does Borrower have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, transportation or Release of any Hazardous Materials. Other than Residential Leases, true and correct copies of all Leases in existence as of the Closing Date were delivered to Lender prior to the execution of this Agreement.

                    4.1.30     Survey. The Survey delivered to Lender in connection with this Agreement has been certified to the title company and Lender and their successors and assigns,

and has been prepared by a professional and properly licensed land surveyor in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys as adopted by American Land Title Association, American Congress on Surveying & Mapping and National Society of Professional Surveyors effective February 23, 2011. The Survey reflects the same legal description contained in the Title Insurance Policy. The Survey does not fail to reflect any material matter affecting the Property or the title thereto.

                    4.1.31     No Mezzanine Loan. As of the Closing Date, no direct or indirect equity interest in Borrower is pledged to secure any Indebtedness.

                    4.1.32     Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid, and, to Borrower’s knowledge, under current Legal Requirements, the Security Instrument is enforceable in accordance with its terms by Lender (or any subsequent holder thereof).

                    4.1.33     Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms.

                    4.1.34     Illegal Activity. No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and, to the best of Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.

                    4.1.35     Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state Law or regulation which purports to restrict or regulate its ability to borrow money.

                    4.1.36     Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

                    4.1.37     Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the Laws of the state of Texas and its organizational identification number is 801845957.

                    4.1.38     Taxpayer Identification Number. Borrower’s United States taxpayer identification number is 46-3401743.

                    4.1.39     Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

                    4.1.40     Taxes. Borrower and each Guarantor have filed all federal, state, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

                    4.1.41     Forfeiture. Neither Borrower nor any other Person in occupancy of or involved with the operation or use of the Property has committed any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents.

                    4.1.42     Accounts.

                    (a)          This Agreement creates valid and continuing security interests (as defined in the UCC) in each Reserve Account, and any sub-accounts established under any of the foregoing, in favor of Lender, which security interests are prior to all other Liens, other than Permitted Encumbrances, and are enforceable as such against creditors of and purchasers from Borrower, and other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts;

                    (b)          Borrower acknowledges that Lender intends to maintain each Account as follows: (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over such Account, (iii) such that neither Borrower nor Manager shall have any right of withdrawal from such Account and, except as provided herein, no Account Collateral shall be released to Borrower or Manager from such Account, (iv) in such a manner that the applicable Eligible Institution shall agree to treat all property credited to such Account as “financial assets” and (v) such that all securities or other property underlying any financial assets credited to such Accounts shall be registered in the name of the applicable Eligible Institution, indorsed to the applicable Eligible Institution or in blank or credited to another securities account maintained in the name of the applicable Eligible Institution and in no case will any financial asset credited to such Account be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower; and

                    (c)          Other than the security interests granted to Lender pursuant to this Agreement, Borrower has not pledged, assigned, or sold, granted a security interest in, or otherwise conveyed, any Account Collateral.

                    4.1.43     [Intentionally Omitted].

                    4.1.44     Property Document Representations. With respect to each Property Document, Borrower hereby represents that (a) each Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any Property Document by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Property Document, (c) all rents, additional rents and other sums due and payable under each Property Document have been paid in full, (d) no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating any Property Document, (e) the representations made in any estoppel or similar document delivered with respect to any Property Document in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.

                    4.1.45     Material Agreements. With respect to each Material Agreement, Borrower hereby represents that (a) each Material Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any Material Agreement by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Material Agreement, (c) all payments and other sums due and payable under any Material Agreement have been paid in full, (d) no party to any Material Agreement has commenced any action or given or received any notice for the purpose of terminating any Material Agreement, and (e) the representations made in any estoppels or similar document delivered with respect to any Material Agreement in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.

          Section 4.2     Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.	BORROWER COVENANTS

          From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

          Section 5.1     Existence; Compliance with Legal Requirements; Insurance. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, Licenses and comply with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto to allow the Property to remain consistently competitive in its market. Borrower shall keep the Property insured at all times in accordance with the terms and conditions of Article VII hereof.

          Section 5.2     Property Taxes and Other Charges. To the extent not paid by Lender pursuant to the terms of Section 9.2 hereof, Borrower shall pay all Property Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property as the same become due and payable. Except with regard to Property Taxes and Other Charges paid by Lender in accordance with Section 9.2 hereof, Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Property Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Property Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Property Taxes or Other Charges, provided that the following conditions are satisfied: (a) no Default or Event of Default has occurred and remains uncured; (b) Borrower is permitted to contest under the provisions of any document or agreement affecting the Property; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, Laws and ordinances; (d) neither the Property nor any interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall promptly upon final determination thereof pay the amount of any such Property Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Property Taxes or Other Charges from the Property; (g) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Property Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument or the other Loan Documents being primed by any related Lien; and (h) to the extent any of such Other Charges are mechanic’s and materialmen’s liens, Borrower shall deliver to Lender a bond in accordance with Chapter 53 of the Texas Property Code, as amended from time to time, sufficient to discharge the mechanics’ and materialmen’s lien from the Property so that it attaches only to such bond.

          Section 5.3     Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower or the Property which might materially adversely affect Borrower’s condition (financial or otherwise) or business or the use, value or operation of the Property.

          Section 5.4     Access to Property. Subject to the terms of the applicable Leases, Borrower shall permit agents, representatives and employees of Lender to conduct physical inspections of the Property to ensure Borrower is appropriately maintaining the Property at reasonable hours upon reasonable advanced notice. Following any such inspection, should Lender determine that the Property has not been maintained as required herein, Lender shall have the right to demand that Borrower complete or begin to complete and diligently continue corrective measures satisfactory to Lender within a thirty (30) day period of time.

          Section 5.5     Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

          Section 5.6     Cooperate in Legal Proceedings. Borrower shall fully cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

          Section 5.7     Performance Under Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

          Section 5.8     Awards and Insurance Proceeds. Borrower shall fully cooperate with Lender in obtaining for Lender the benefits of any Award or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property) out of such Award or Insurance Proceeds.

          Section 5.9     Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

                    (a)         furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith;

                    (b)          execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any Licenses, as required by Lender, into the name of Lender or its designee after the occurrence of any Event of Default; and

                    (c)          do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to execute such documents and instruments in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

          Section 5.10    Financial Reporting.

                    (a)          Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay on demand any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

                    (b)          Borrower will furnish to Lender annually, within one-hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income From Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a certificate executed by a Responsible Officer of Borrower or SPE Component Entity, as applicable, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender). To the extent that Borrower consists of more than one Person, such annual financial statements shall include an annual combined balance sheet of the Persons constituting Borrower (and no other Persons), together with the related combined statements of operations, member’s capital and cash flows, including a combining balance sheet and statement of income for the Property on a combined basis. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

                    (c)          Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate of Borrower or SPE Component Entity, as applicable, stating that the following items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments): (i) a Rent Roll for the subject quarter; and (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Cash Flow, Net Operating Income, Gross Income From Operations, and Operating Expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter. In addition, such Officer’s Certificate shall certify that the representations and warranties of Borrower, and SPE Component Entity if applicable, set forth in Section 8.1(a)(vii) are true and correct as of the date of such Officer’s Certificate and that there are no trade payables outstanding for more than sixty (60) days.

                    (d)          On the Closing Date, Borrower shall submit to Lender an Annual Budget for the partial year period commencing on the Closing Date in form and substance reasonably satisfactory to Lender. Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior the commencement of each Fiscal Year in form and substance reasonably satisfactory to Lender.

                    (e)          Borrower will furnish or cause to be furnished to Lender annually, within one-hundred twenty (120) days following the end of each Fiscal Year of each Guarantor, a complete copy of each Guarantor’s annual financial statements containing statements of profit and loss and a balance sheet for each Guarantor. Each Guarantor’s annual financial statements shall be accompanied by a certificate executed by such Guarantor (if Guarantor is a natural person) or by the chief financial officer or other officer of such Guarantor (if such Guarantor is not a natural person) stating that each such annual financial statement presents fairly the financial condition and the results of operations of such Guarantor being reported upon, and has been prepared in accordance with GAAP. Together with each Guarantor’s annual financial statements, Borrower will furnish or cause such Guarantor to furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, such Guarantor, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

                    (f)          In addition to the other requirements of this Section 5.10, after written notice from Lender, Borrower shall deliver, or cause to be delivered to Lender, within thirty (30) days after the close of each calendar month after receipt of such written notice from Lender and until the Securitization of the entire Loan, the following items, accompanied by an Officer’s Certificate of Borrower or SPE Component Entity, as applicable, stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments): (i) a Rent

Roll for the subject month; and (ii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Cash Flow, Net Operating Income, Gross Income From Operations, and Operating Expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month. In addition, such Officer’s Certificate shall certify that the representations and warranties of Borrower, and SPE Component Entity if applicable, set forth in Section 8.1(a)(vii) are true and correct as of the date of such Officer’s Certificate and that there are no trade payables outstanding for more than sixty (60) days.

                    (g)          Within sixty (60) days after filing, Borrower shall deliver, or cause to be delivered, to Lender a certified copy of each of Borrower’s and each Guarantor’s federal, state and local income tax returns.

                    (h)          Borrower shall furnish to Lender, within ten (10) Business Days after request, such further detailed information with respect to the operation of the Property and the financial affairs of Borrower or any Guarantor as may be reasonably requested by Lender.

                    (i)          Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, and/or (ii) via electronic mail, FTP upload, website submission or any future commonly available technology acceptable to Lender in its sole discretion, and prepared using Microsoft Word or Excel, Adobe PDF, an XML file or any future industry standard or commonly available technology acceptable to Lender in its sole discretion.

                    (j)          Borrower agrees that Lender may forward to each Investor or any nationally recognized statistical rating organization identified as such by the Securities and Exchange Commission, and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any Guarantor, and the Property, whether furnished by Borrower, any Guarantor, or otherwise, as Lender reasonably determines necessary. Borrower irrevocably waives any and all rights it may have under any applicable Laws to prohibit such disclosure, including, but not limited, to any right of privacy.

          Section 5.11    Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property, and shall continue to operate the Property for such purposes. Borrower will qualify to do business and will remain in good standing under the Laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

          Section 5.12    Title to the Property. Borrower will warrant and defend (a) the title to the Property, subject only to Permitted Encumbrances and (b) the validity and priority of the Lien of the Security Instrument, the Assignment of Leases and the other Loan Documents on the Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender on demand for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property is claimed by another Person.

          Section 5.13    Costs of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part or the Security Instrument or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument in which proceeding Lender is made a party or (c) of any Bankruptcy Action in respect of Borrower or any Restricted Party, Borrower, its successors or assigns, shall pay (and reimburse Lender accordingly) all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

          Section 5.14     Estoppel Statements.

                    (a)          After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) that no Default or Event of Default has occurred and is continuing, (vi) any offsets or defenses to the payment of the Debt, if any and (vii) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

                    (b)          After request by Lender, Borrower shall within thirty (30) Business Days (if such request is made prior to a Securitization) and fifteen (15) Business Days (if such request is made following a Securitization) furnish Lender with estoppel certificates, in form and content satisfactory to Lender, from all tenants specified by Lender (other than tenants under Residential Leases). If any tenant fails to provide such estoppel certificate, Borrower shall provide a landlord estoppel certificate to Lender with respect to the tenancy of such tenant, in form and substance satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year so long as no Event of Default has occurred and is continuing.

                    (c)          After request by Lender, Borrower shall within thirty (30) Business Days (if such request is made prior to a Securitization) and fifteen (15) Business Days (if such request is made following a Securitization) deliver estoppel certificates from each party under any Property Document in form and substance reasonably acceptable to Lender. If any party under any Property Document (other than Borrower) fails to provide such estoppel certificate, Borrower shall provide an estoppel certificate to Lender with respect to such Property Document, in form and substance satisfactory to Lender, provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year so long as no Event of Default has occurred and is continuing.

          Section 5.15     Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

          Section 5.16     No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property and (b) which constitutes real property with any portion of the Property which may be deemed to constitute Personal Property, or any other procedure whereby the Lien of any taxes which may be levied against such Personal Property shall be assessed or levied or charged to such real property portion of the Property.

          Section 5.17     Leasing Matters.

                    (a)          With respect to all Leases, Borrower shall: (i) observe and perform all the obligations imposed upon Borrower as landlord; (ii) not do or permit to be done anything to materially impair the value of any of the Leases as security for the Debt (including, without limitation, relocating or moving any tenant under any Lease to any other property owned by any Guarantor or any Affiliate of Borrower, SPE Component Entity or any Guarantor); (iii) other than for Residential Leases, promptly send to Lender copies of all notices of default which Borrower shall send or receive thereunder; (iv) enforce in a commercially reasonable manner all of the terms, covenants and conditions which are to be performed by any tenant, short of termination thereof; (v) not collect any of the Rents more than one (1) month in advance; (vi) not execute any other assignment of Borrower’s interest in any of the Leases or the Rents; and (vii) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Property as Lender shall from time to time require.

                    (b)          Without obtaining Lender’s prior written approval (which shall not be unreasonably withheld), Borrower shall not:

                                   (i)            extend any Lease or enter into any new or renewal Lease affecting the Property; provided, however, so long as there exists no Event of Default, no such approval of Lender shall be required if: (A) such Lease is not a Major Lease, (B) such Lease complies with the Leasing Requirements; and (C) other than Residential Leases (unless requested by Lender), an executed copy of such Lease shall be furnished to Lender within ten (10) Business Days after its execution;

                                   (ii)           other than Residential Leases, consent to any assignment of or subletting by any tenant under any Lease that covers more than 15,000 square feet of rentable space at the Property (except in accordance with the terms of such tenant’s Lease);

                                   (iii)          alter, modify, change, cancel or terminate any guaranty of any of the Leases;

                                   (iv)          other than Residential Leases, alter, modify, change the terms of, cancel, terminate or accept a surrender of any Lease that covers more than 15,000 square feet of rentable space at the Property; or

                                   (v)           transfer or permit a transfer of the Property or of any interest therein, even if such a transfer is permitted under the Security Instrument, if such transfer would effect a merger of the estates and rights of, or a termination or diminution of the obligations of, tenants under any of the Leases.

                    (c)           Notwithstanding anything to the contrary in this Section 5.17, provided no Default or Event of Default exists hereunder, Borrower may, without the prior written consent of

Lender (except if required pursuant to Section 5.17(d) hereof), amend, modify or waive the provisions of any Lease that is not a Major Lease or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease that is not a Major Lease (any of the foregoing, a “Lease Modification”), provided that (i) such Lease Modification (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a Material Adverse Effect, (ii) such Lease Modification is in the normal course of business and is consistent with sound and customary leasing and management practices for similar properties in the community in which the Property is located, and (iii) such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any subordination agreement binding upon Lender with respect to such Lease. A termination of a Lease with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a Material Adverse Effect on the value of the Property taken as a whole. Any Lease Modification which does not satisfy the requirements set forth in this Section 5.17(c) shall be subject to the prior approval of Lender, at Borrower’s expense (and, in conjunction therewith, Borrower shall provide Lender with such information as Lender shall reasonably request with respect to such proposed Lease Modification and the tenant under the Lease affected thereby). Promptly upon entering into any Lease Modification without Lender’s approval pursuant to this Section 5.17(c), Borrower shall deliver to Lender a copy of such instrument, together with Borrower’s certification that such instrument satisfies all of the conditions of this Section 5.17.

                    (d)          Notwithstanding anything to the contrary in this Section 5.17, (i) Borrower shall not modify, amend, supplement or replace the Approved Lease Form without Lender’s prior written approval, which approval shall not be unreasonably withheld; and (ii) Borrower shall not enter into, alter, modify, change the terms of, cancel, terminate or accept a surrender of, or extend or renew a Major Lease, without Lender’s prior written approval, which approval may be granted or withheld in Lender’s sole but in good faith discretion.

                    (e)          To the extent Lender’s approval is required under this Section 5.17, and the Lease in question is not a Major Lease, Borrower shall submit a request to Lender (containing all information reasonably necessary for Lender to make an informed decision, i.e. financial statements, proposed lease, modification, sublease, assignment or other document for which approval is sought), with the following language prominently displayed at the top and on the cover of any such request in allcaps, boldface, 14 point type or larger: “IMMEDIATE RESPONSE REQUIRED, CONSENT DEEMED GIVEN IF NO RESPONSE WITHIN 10 BUSINESS DAYS.” If no response has been received within 10 Business Days of Lender’s receipt of such request, Borrower shall submit a second request to Lender with the following language prominently displayed at the top and on the cover of any such request in allcaps, boldface, 14 point type or larger: “IMMEDIATE RESPONSE REQUIRED, CONSENT DEEMED GIVEN IF NO RESPONSE WITHIN 5 BUSINESS DAYS.” If no response has been received within five (5) Business Days of Lender’s receipt of such second request, Lender’s approval shall be deemed to be given.

          Section 5.18     Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (a) that may have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, or (c) that are structural in nature, which approval may be granted or withheld in Lender’s sole discretion. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Lender (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.

          Section 5.19    Access Laws.

                    (a)          Borrower agrees that the Property shall at all times comply with the requirements of the Access Laws.

                    (b)          Notwithstanding any provisions set forth herein or in any other document regarding Lender’s approval of alterations of the Property, Borrower shall not alter the Property in any manner which would increase Borrower’s responsibilities for compliance with the applicable Access Laws without the prior written approval of Lender. The foregoing shall apply to tenant improvements constructed by Borrower or by any of its tenants. Lender may condition any such approval upon receipt of a certificate of an architect, engineer or other person acceptable to Lender regarding compliance with applicable Access Laws.

                    (c)          Borrower covenants and agrees to give prompt notice to Lender of the receipt by Borrower of any complaints related to any violations of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

          Section 5.20    Property Management.

                    (a)          Borrower shall cause the Manager to manage the Property in a first class manner. Borrower shall (i) pay all sums required to be paid by Borrower under the Management Agreement, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced and (iii) promptly notify Lender of the giving of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice. Borrower shall comply with all obligations of Borrower under the Assignment of Management Agreement.

                    (b)          Borrower shall not remove or replace the Manager (which, with respect to an Affiliated Manager, shall be deemed to occur upon a change of Control of the Manager) or terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any material respect (including, without limitation, any increase in the fees paid to Manager) (collectively, a “Management Change”) without (i) Lender’s prior written consent and, (ii) in the event that the Loan or any interest therein is included in a Securitization (A) Rating Agency

Confirmation if required by Lender, and (B) a REMIC Opinion if required by Lender. As conditions precedent to any replacement of the Manager, Borrower shall (i) deliver to Lender, for Lender’s review and approval, a copy of the new Management Agreement, (ii) execute and cause the new manager of the Property to execute an Assignment of Management Agreement in form and substance acceptable to Lender, (iii) cause the new manager to assume each and every other obligation of Manager under the Loan Documents, (iv) deliver to Lender evidence satisfactory to Lender of the payment by Borrower or the prior Manager of all leasing commissions and brokerage fees under the prior Management Agreement, and Borrower hereby agrees to indemnify Lender with respect to the unpaid amount of any such leasing commissions and brokerage fees, (v) pay all of Lender’s costs and expenses, and, in the event that the Loan or any interest therein is included in a Securitization, any Rating Agency costs and expenses, incurred in connection with such replacement (including, without limitation, all reasonable attorney’s fees) and (vi) if the Loan or any interest therein has been included in a Securitization, deliver an Additional Insolvency Opinion to Lender if such new Manager is an Affiliated Manager. If required by Lender, Borrower shall also deliver to Lender (a) a fidelity bond with respect to the actions of the Manager, its officers, directors, employees and agents, in form and amount acceptable to Lender, and (b) certified financial statements of the Manager prepared in accordance with GAAP, and (c) such other information related to Manager’s qualifications and experience as Lender may reasonably request.

                    (c)          Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower under the Management Agreement or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any respect. Any surrender, termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement without the prior consent of Lender shall be void and of no force and effect. If Borrower shall default in the performance or observance of any term, covenant or condition of the Management Agreement, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall, from time to time, cause Manager to deliver such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be requested by Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender as its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the Lien of the Security Instrument and the other Loan Documents, and shall be immediately due and payable upon demand by Lender therefor.

                    (d)          Borrower covenants and agrees, that, if (i) an Event of Default exists, or (ii) a default or event of default exists under the Management Agreement beyond any applicable notice or cure period, or (iii) Manager becomes subject to any Bankruptcy Action, Borrower shall, at the request of Lender, terminate the Management Agreement, and require Manager to transfer its responsibility for the management of the Property to a management company selected by, or otherwise acceptable to, Lender, and otherwise meeting the requirements of Section 5.20(b) hereof.

          Section 5.21    Compliance with Anti-Terrorism Laws.

                    (a)          No Covered Entity will become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the Loan proceeds to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay the Obligations will not be derived from any unlawful activity. Each Covered Entity shall comply with all Anti-Terrorism Laws.

                    (b)          Borrower covenants and agrees that it shall immediately notify Lender in writing upon the occurrence of a Reportable Compliance Event.

                    (c)          Borrower shall perform reasonable due diligence to ensure that at all times throughout the term of the Loan, including after giving effect to any Permitted Transfers, that the representations and warranties set forth in Section 4.1.12 hereof remain true, correct and complete.

                    (d)          To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Borrower that opens an account. What this means: when Borrower opens an account, Lender will ask for the business name, business address, taxpayer identifying number and other information that will allow Lender to identify Borrower, such as organizational documents. For some businesses and organizations, Lender may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

          Section 5.22    Liens. Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on the Property or permit any such action to be taken, except for the Permitted Encumbrances.

          Section 5.23     Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent expressly permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause the SPE Component Entity to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the SPE Component Entity would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws of the SPE Component Entity, if it is a corporation, or its certificate of formation or limited liability company agreement, if it is a limited liability company, in each case, without the prior written consent of Lender.

          Section 5.24     Change In Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

          Section 5.25     Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business and to the extent such debt or claim is greater than $25,000 on terms which are fully disclosed to Lender in writing and in advance.

          Section 5.26     Property Document Covenants. Borrower shall (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Property Documents and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Property Documents; (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Property Documents in a commercially reasonable manner; (v) use commercially reasonable efforts to cause the Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) not, without the prior written consent of Lender, (A) enter into any new Property Document or execute modifications to any existing Property Documents, (B) surrender, terminate or cancel the Property Documents, (C) reduce or consent to the reduction of the term of the Property Documents, (D) increase or consent to the increase of the amount of any charges under the Property Documents, (E) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Property Documents in any material respect or (F) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents.

          Section 5.27     Zoning. Without the prior written consent of Lender, Borrower shall not initiate or consent to (a) any change, modification or alteration of the existing access to the

Property; or (b) any change in any private restrictive covenant, replat, easement, zoning status or Law or other public or private restriction, limiting or defining the uses which may be made of the Property. If under applicable zoning provisions the use of the Property is or shall become a nonconforming use, Borrower will not cause or permit such nonconforming use to be discontinued or abandoned without the prior written consent of Lender.

          Section 5.28    Name, Identity, Structure, or Principal Place of Business. Borrower shall not change its name, identity (including its trade name or names), or principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving Lender thirty (30) days prior written notice. Borrower shall not change its corporate, partnership or other structure, or the place of its organization, without, in each case, the prior written consent of Lender. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.

          Section 5.29    ERISA.

                    (a)          Borrower shall not engage in any Prohibited Transaction or Prohibited Governmental Transactions subjecting Lender to liability for a violation of ERISA, the Code, a state statute or other similar Law.

                    (b)          Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender, that (i) Borrower is not and does not maintain a Plan or a Governmental Plan, (ii) Borrower is not engaging in a Prohibited Transaction or any Prohibited Governmental Transactions; and (iii) one or more of the following circumstances is true:

                                   (i)            Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

                                   (ii)           Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or

                                   (iii)          Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

VI.     TRANSFERS

          Section 6.1     Borrower Acknowledgement. Borrower acknowledges that Lender has examined and relied on the creditworthiness and experience of Borrower and its stockholders, general partners, members and principals in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt. Borrower acknowledges that Lender has a valid interest in maintaining the value of the

Property so as to ensure that, should Borrower default in the repayment of the Debt, Lender can recover the Debt by a sale of the Property.

          Section 6.2     Prohibition on Transfers. Without Lender’s prior written consent which may be withheld in Lender’s sole discretion, Borrower shall not directly or indirectly permit or allow any Transfer to be undertaken or cause any Transfer to occur, other than a Permitted Transfer. Notwithstanding the foregoing, Lender shall not unreasonably withhold its consent to a Transfer of the Property in its entirety to any Transferee, and an assumption of the Loan by any Transferee, provided that each of the following terms and conditions are satisfied:

                    (a)          Lender shall receive Borrower’s written request for a Transfer at least sixty (60) days prior to the proposed date of closing of such Transfer;

                    (b)          The date of closing of such Transfer is on a date other than during the period that is sixty (60) days prior to the anticipated closing date of a Securitization and the period that is sixty (60) days after the actual closing date of a Securitization;

                    (c)          No Default or Event of Default has occurred and is continuing under this Agreement, the Security Instrument, the Note or the other Loan Documents;

                    (d)          Borrower or Transferee shall pay any and all reasonable out-of-pocket costs incurred in connection with the transfer (including, without limitation, Lender’s reasonable attorneys’ fees and disbursements, third party report fees, all fees and expenses of the Rating Agencies and their counsel, and all recording fees, transfer taxes, title insurance premiums and mortgage and intangible taxes), regardless of whether the transfer is consummated;

                    (e)          The identity, experience (including, without limitation, demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property), financial condition, creditworthiness (including, without limitation, no history of any Bankruptcy Action within the preceding 10 years, no pending regulatory action or litigation and no existing defaults under any other permitted indebtedness), single purpose nature and bankruptcy remoteness of the transferee (“Transferee”) shall be satisfactory to Lender;

                    (f)          The identity, experience (including, without limitation, demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property), financial condition and creditworthiness (including, without limitation, no history of any Bankruptcy Action within the preceding 10 years) of the sponsor(s) or principals(s) of Transferee and of any party proposed to become a substitute Guarantor, as evidenced by financial statements and other information requested by Lender, shall be satisfactory to Lender;

                    (g)          Transferee, the sponsor(s) or principal(s) of Transferee, and any party approved by Lender as set forth above to become a substitute Guarantor shall comply with the provisions of Section 5.21 hereof;

                    (h)          The organizational documents of the Transferee and its sponsor(s) or principal(s) shall be in form and substance satisfactory to Lender;

                    (i)          Transferee shall assume all of the obligations of Borrower under the Loan Documents, and any party approved by Lender as set forth in subsection (f) above to become a substitute Guarantor shall assume all of the obligations of each Guarantor under the Guaranty and the Environmental Indemnity, in each case pursuant to documentation required by Lender and by the Rating Agencies, including, without limitation, an assumption agreement in form and substance satisfactory to Lender and the Rating Agencies;

                    (j)          The Property shall be managed by a property manager with sufficient experience in the management of properties similar to the Property and otherwise satisfactory to Lender in all respects following such transfer, and such manager shall enter into an assignment of management agreement and subordination of management fees satisfactory to Lender;

                    (k)          If required by Lender, receipt of Rating Agency Confirmation and evidence that the proposed Transfer will not result in a Property Document Event;

                    (l)          Transferee shall deliver, at Lender’s election, either a new title insurance policy or one or more endorsements, acceptable to Lender, to the existing Title Insurance Policy insuring the Security Instrument as modified by the assumption agreement, as a valid first Lien on the Property and naming Transferee as owner of the Property, which endorsement shall insure that as of the recording of the assumption agreement the Property is not subject to any additional exceptions or Liens other than Permitted Encumbrances, and otherwise in form and substance satisfactory to Lender;

                    (m)          Borrower shall pay to Lender a non-refundable application fee of $10,000.00, together with an assumption fee equal to one percent (1.0%) of the outstanding principal balance of the Loan;

                    (n)          Transferee shall deliver to Lender each of the following opinions: (i) if the Loan or any interest therein is included in a Securitization and if required by Lender, a REMIC Opinion; and (ii) if requested by the Rating Agencies, an opinion of counsel in form and substance and delivered by counsel satisfactory to Lender and the Rating Agencies that the Transfer will not constitute a fraudulent conveyance; (iii) if the Loan or any interest therein has been included in a Securitization, an Additional Insolvency Opinion; and (iv) any other applicable opinions required by Lender and the Rating Agencies, in form and substance and delivered by counsel satisfactory to Lender and the Rating Agencies; and

                    (o)          Borrower’s obligations under the contract of sale pursuant to which the Transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 6.2. Upon satisfaction of the foregoing conditions, Lender shall release Borrower and Guarantor from all liability and obligations under the Loan Documents arising from and after the closing of the Transfer and assumption of the Loan, including, but not limited to, repayment of the Loan, but excepting, without limitation (i) any environmental or other damage to the Property occurring prior to the closing of the Transfer, (ii) any obligations arising from the purchase and sale agreement relating to the Transfer, (iii) any liability related to or arising from Borrower’s acts or omissions occurring prior to the closing of the Transfer, and (iv) any liability related to or arising from fraudulent or tortious conduct, including intentional misrepresentation of financial data presented to Lender. In all cases, Transferee, Borrower,

Guarantor and any replacement Guarantor, rather than Lender, shall bear the burden of proof on the issue of the time at which an act or event first occurred or an obligation first arose, which is the subject of claimed liability under any of the Loan Documents.

          Any Transfer made in violation of this Agreement shall be null and void ab initio. If Borrower complies with the foregoing conditions to sale, assignment, or other transfer of the Property, the number of such transfers made in accordance with this Section 6.2 shall be unlimited. A consent by Lender with respect to a transfer of the Property in its entirety to, and the related assumption of the Loan by, a Transferee pursuant to this Section 6.2 shall not be construed to be a waiver of the right of Lender to consent to any subsequent transfer of the Property.

          Section 6.3     Sanctioned Persons. Notwithstanding anything to the contrary contained in this Article VI, no transfer of the Property, or of any interest therein, and no transfer of any interest in a Restricted Party (whether or not such transfer shall constitute a Transfer) shall be made to any Sanctioned Person.

          Section 6.4     Transfer Documentation. Upon the effective date of any Transfer, Borrower shall deliver to Lender copies of all documents evidencing any such transfer and shall provide Lender an updated organizational structure chart, certified pursuant to an Officer’s Certificate as true, complete and correct.

          Section 6.5     No Impairment. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon any Transfer, which is not a Permitted Transfer, consummated without Lender’s prior written consent or upon any Permitted Transfer not consummated in accordance with the terms and conditions of this Agreement. This Section 6.5 shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

          Section 6.6     Death or Incapacity of Individual Guarantor. Within sixty (60) days after the death, incarceration, indictment or legal incapacity of any Guarantor who is an individual, Borrower shall cause a substitute Guarantor approved by Lender to deliver to Lender a substitute Guaranty and Environmental Indemnity in form and substance identical to the Guaranty and Environmental Indemnity delivered on the Closing Date, a legal opinion with respect to the enforceability of such Guaranty and Environmental Indemnity in form and substance similar to the enforceability opinion delivered on the Closing Date and otherwise satisfactory to Lender and such other certificates, opinions, documents or instruments as Lender may require, including but not limited to, if the Loan or any interest therein has been included in a Securitization, an Additional Insolvency Opinion. Lender’s approval of any proposed substitute Guarantor shall be made in Lender’s sole and absolute discretion, and can be based on any number of factors, including, without limitation, Rating Agency Confirmation if required by Lender, receipt of a credit report and credit check and other due diligence with respect to the substitute Guarantor satisfactory to Lender.

          Section 6.7     Lender’s Rights. Lender reserves the right to condition the consent to any Transfer requested hereunder that is not a Permitted Transfer (a “Prohibited Transfer”)

upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer; (b) payment of a transfer fee of 1% of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer; (c) receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer; (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article VIII; (e) receipt of a substantive non-consolidation opinion with respect to the Prohibited Transfer; and/or (f) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer.

VII.   INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

          Section 7.1     Insurance.

                    (a)          Borrower shall obtain and maintain, or cause to be obtained and maintained Policies for Borrower and the Property providing at least the following coverages:

                                  (i)          insurance with respect to the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “Risk of Direct Physical Loss” or “Special Cause of Loss” (including, without limitation, fire, lighting, windstorm, hail, and terrorism), in each case, (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) on a replacement cost value basis; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of 5% of the net cash flow of the Property up to a maximum deductible of $50,000 (except when a separate wind-loss deductible applies, then the amount must not exceed 5% of the replacement cost value of the Property); (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, the policy of insurance must include ordinance and law protection including replacement of undamaged building value, increased cost of repairs or reconstruction, or additional demolition and removal costs, in amounts determined by Lender. The Full Replacement Cost shall be redetermined from time to time at the request of Lender (but no more often than one time in any calendar year) by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Section 7.1(a)(i);

                                  (ii)         commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, per location; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; (5) contractual liability covering the indemnities contained in Article 10 of the Security Instrument to the extent the same is available; (6) acts of terrorism and similar acts of sabotage. If Borrower is the holder of a liquor license with respect to the Property, commercial general liability insurance shall include “Dram Shop” or other liquor liability coverage in amounts equal to or greater than the general liability requirements set forth above. If a party other than Borrower is the holder of a liquor license with respect to all or any portion of the Property, Borrower shall require the holder of such liquor license to maintain the foregoing Policy and to name Borrower and Lender as an additional insured thereunder;

                                   (iii)          business interruption and/or loss of rents insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Section 7.1(a)(i); (C) in an amount equal to 100% of the projected gross income from the Property (on an actual loss sustained basis, as reduced to reflect expenses not incurred during a Restoration Period) for a period continuing until the Restoration of the Property is completed; the amount of such business interruption and/or loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Lender’s determination of the projected gross income from the Property (on an actual loss sustained basis, as reduced to reflect expenses not incurred during a Restoration Period) for an eighteen (18) month period (and Lender reserves the right to require twenty-four (24) months); and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. All insurance proceeds payable to Lender, as Lender Loss Payee, pursuant to this Section 7.1(a)(iii) (“Business Interruption Insurance Proceeds”) shall be deposited by Lender into the Business Interruption Insurance Account to be held by Lender and disbursed in accordance with Section 9.3 hereof;

                                  (iv)         at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 7.1(a)(ii); (B) workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable Law in connection with any Required Repair; and (C) the insurance provided for in Section 7.1(a)(i) shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 7.1(a)(i), (3) shall include permission to occupy the Property, and (4) shall contain an agreed amount endorsement waiving co-insurance provisions;

                                  (v)          workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least $500,000 per accident and per disease per employee, and $500,000 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

                                  (vi)          comprehensive boiler and machinery / mechanical breakdown insurance, if applicable, in amounts as shall be required by Lender on terms consistent with the commercial property insurance policy required under Section 7.1(a)(i) hereof;

                                  (vii)        if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor Law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts: (A) coverage under Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for the Property under the Flood Insurance Acts, subject only to customary deductibles under such Policies and (B) coverage under supplemental private Policies in an amount, which when added to the coverage provided under the Flood Insurance Policies, is not less than the Loan amount;

                                  (viii)       if the Property is located in seismic zones 3 or 4, earthquake insurance in amounts not less than 150% of the scenario expected loss of the Property as determined by an architectural or engineering consultant selected by Lender, provided that the insurance pursuant to this Section 7.1(a)(viii) shall be on terms consistent with the insurance required under Section 7.1(a)(i) hereof;

                                  (ix)        motor vehicle liability coverage for all owned (if any) and non-owned vehicles, including rented and leased vehicles utilized by Borrower in the service or support of the Property containing minimum limits per occurrence, including umbrella coverage, of $1,000,000;

                                  (x)         Umbrella or Excess Liability insurance in an amount no less than $35,000,000 each occurrence and in the aggregated written in excess of the insurance required in (ii), (v) and (ix) in terms consistent with those subsections; and

                                  (xi)        such other insurance and in such amounts required by any Property Document, as Lender from time to time may request against such other insurable hazards which may be required to protect Lender’s interests.

                    (b)          All insurance provided for in Section 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the State and approved by Lender, and companies providing coverage shall comply with the following requirements:

                                  (i)          Companies providing coverage must be covered by an insurance company having a claims paying ability/financial strength rating A-, Class VIII or better by Best’s Key Rating Guide, as well as a rating of A- or higher from Standard & Poor’s or the equivalent rating from Fitch or Moody’s. Companies providing coverage for loans of $20,000,000 or more must be covered by an insurance company having a claims paying ability/financial strength rating of A, Class VIII by Best’s Key Rating Guide as well as a rating of A or higher from Standard & Poor’s, or the equivalent rating, from either Fitch or Moody’s. Earthquake (if required) must be covered by an insurance company having a rating of A, Class VIII by Best’s Key Rating Guide or a rating of A3 (or equivalent) from Moody’s or A- by Standard & Poor’s. Borrower shall provide to Lender copies or other evidence satisfactory to Lender of all insurance required to be maintained pursuant to Section 7.1(a) hereof.

                                  (ii)          Notwithstanding the foregoing, if Borrower elects to have its insurance coverage provided by a syndicate of insurers or provided pursuant to a layered insurance program, then, if such syndicate or layered insurance program consists of five (5) or more insurers, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate or layered insurance program consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by Qualified Insurers and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a rating of “BBB” or better by S&P and “Baa2” or better by Moody’s, if Moody’s is rating the Securities and rates the insurance companies or, if not rated by S&P or by Moody’s, then by insurance companies having a rating of A-, Class VIII by Best’s Key Rating Guide.

                    (c)          Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, Borrower shall deliver evidence satisfactory to Lender of the renewal of all of the Policies and evidence satisfactory to Lender of payment of the premiums or assessments due thereunder (the “Insurance Premiums”).

                    (d)          Borrower shall not obtain (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 7.1(a) hereof to be furnished by, or which may be required to be furnished by, Borrower. In the event Borrower obtains separate insurance or an umbrella or a blanket policy, Borrower shall notify Lender of the same and shall cause certified copies of each Policy to be delivered as required in Section 7.1(a) hereof. Any blanket insurance Policy shall specifically allocate to the Property a value that is at least equal to the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 7.1(a) hereof. Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its reasonable good faith business judgment, to require Borrower to obtain a separate Policy or equivalent risk transfer alternative in compliance with this Section 7.1.

                    (e)          All Policies provided for or contemplated by Section 7.1(a) hereof shall name Borrower as the Named Insured and, except for the Policy referenced in Section 7.1(a)(v) hereof, shall name Lender as an additional insured on a form acceptable to Lender, and in the case of property damage, boiler and machinery, earthquake and flood insurance, shall contain a non-contributing standard mortgagee clause acceptable to Lender, in favor of Lender, providing that the loss thereunder shall be payable to Lender.

                    (f)          All Policies provided for in Section 7.1(a) hereof shall contain clauses or endorsements to the effect that:

                                  (i)          no act or negligence of Borrower, or anyone acting for Borrower, or any tenant under any Lease or other occupant, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned; and

                                  (ii)        the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled (whether voluntarily, involuntarily, or as a result of non-renewal) without at least thirty (30) days’ written notice to Lender and any other party named therein as an insured. Notwithstanding the foregoing, if liability insurance is provided by a separate Policy, then the foregoing endorsement shall not be required and in such event Borrower (and not the insurer) shall give Lender the notice required by this subsection.

                    (g)          Upon five (5) Business Days written request by Lender, Borrower shall provide certified copies of all Policies required hereunder.

                    (h)          If at any time Lender is not in receipt of written evidence, in the form of a Policy or Acord Certificate and supporting documentation acceptable to Lender, that all insurance required hereunder is in full force and effect, Lender shall have the right, but not the obligation, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses (including reasonable attorneys’ fees) incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

                    (i)          In the event of a foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

                    (j)          If insurance for earthquake or special hazards is obtained by Borrower in its sole discretion and without requirement of Lender, then Borrower, when obtaining such insurance coverage, shall meet the insurance requirements hereof except as to matters requiring Lender’s further approval, and such insurance coverage: (A) shall be within the meaning of a “Policy” or “Policies”; and (B) shall be for the benefit of Lender and all proceeds thereof constitute additional security for the Debt, and Lender shall have all rights with respect to and be entitled to receive all proceeds in the same manner it would receive any Insurance Proceeds in the event the Property is damaged or destroyed by a Casualty or by any risk or loss insured against.

                    (k)          Any failure by Lender to insist on full compliance with all of the above insurance requirements at closing does not constitute a waiver of Lender’s right to subsequently require full compliance with these requirements.

          TEXAS FINANCE CODE SECTION 307.052 COLLATERAL PROTECTION INSURANCE NOTICE: (A) BORROWER IS REQUIRED TO (i) KEEP THE PROPERTY INSURED AGAINST DAMAGE IN THE AMOUNT SPECIFIED HEREIN; (ii) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER OR OTHERWISE AS PROVIDED HEREIN; AND (iii) NAME LENDER AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF A LOSS AS PROVIDED HEREIN; (B) SUBJECT TO THE PROVISIONS HEREOF, BORROWER MUST, IF REQUIRED BY LENDER, DELIVER TO LENDER A COPY OF THE POLICY AND PROOF OF THE PAYMENT OF PREMIUMS; AND (C) SUBJECT TO THE PROVISIONS HEREOF, IF BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN THE FOREGOING SUBPARTS (A) OR (B), LENDER MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT BORROWER’S EXPENSE.

          Section 7.2     Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be approved by Lender (a “Restoration”) and otherwise in accordance with Section 7.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. Lender shall have the right, at its option, to participate in any settlement discussions with respect to any claims under any Policy in which the Net Proceeds or the costs of completing Restoration are equal to or greater than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) and Borrower shall promptly deliver to Lender all instruments required by Lender to permit such participation. Lender shall have the right, at its option, to approve the final settlement with respect to any Casualty in which Net Proceeds or the costs to complete the Restoration are equal to or greater than the Restoration Threshold. If a Default or an Event of Default exists, Lender shall have the exclusive right, at its option, to settle or adjust any claims made under the Policies in the event of a Casualty.

          Section 7.3     Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall promptly deliver to Lender all instruments requested by it to permit such participation. Lender shall have the right, at its option, to approve the final settlement with respect to any Condemnation in which Net Proceeds or the costs to complete the Restoration are equal to or greater than the Restoration Threshold. If a Default or an Event of Default exists, Lender shall have the exclusive right, at its option, to settle any Award in the event of a Condemnation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

           Section 7.4     Restoration. The following provisions shall apply in connection with the Restoration of the Property:

                    (a)           Subject to Section 7.4(d) hereof, if the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, then the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

                    (b)           Subject to Section 7.4(d) hereof, if the Net Proceeds are equal to or greater than the Restoration Threshold or the cost of completing the Restoration is equal to or greater than the Restoration Threshold, then Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4. The term “Net Proceeds” shall mean: (1) the net amount of all insurance proceeds payable to or for the benefit of Borrower as a result of a Casualty to the Property, after deduction of Lender’s costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds (“Insurance Proceeds”), or (2) the net amount of the Award, after deduction of Lender’s costs and expenses (including, but not limited to, attorneys’ fees and expenses), if any, in collecting such Award (“Condemnation Proceeds”), whichever the case may be.

                                    (i)            subject to Section 7.4(d) hereof, the Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

                                    (A)           no Default or Event of Default shall have occurred and be continuing;

                                    (B)           (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of each of the (i) fair market value of the Property as reasonably determined by Lender and (ii) rentable area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of each of the (i) fair market value of the Property as reasonably determined by Lender and (ii) rentable area of the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

                              (C)           except for Residential Leases, Leases demising in the aggregate a percentage amount equal to or greater than eighty percent (80%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all tenants under Leases shall continue to operate their respective space at the Property after the completion of the Restoration without rent abatement;

                              (D)           Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Laws, including, without limitation, all applicable Environmental Laws, and all Property Documents;

                              (E)           Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) or (3) by other funds of Borrower;

                              (F)           Lender shall be satisfied that, upon the completion of the Restoration, the fair market value and cash flow of the Property will not be less than the fair market value and cash flow of the Property as the same existed immediately prior to the applicable Casualty or Condemnation;

                              (G)           Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) twelve (12) months after the occurrence of such Casualty or Condemnation, or (3) the earliest date required for such completion under the terms of any Property Document and all Leases which are required in accordance with the provisions of this Section 7.4(b) to remain in effect subsequent to the occurrence of such Casualty or Condemnation and the completion of the Restoration, or (4) such time as may be required under Applicable Law, in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or Condemnation, or (5) the expiration of the insurance coverage referred to in Section 7.1(a)(iii);

                              (H)           Borrower and each Guarantor shall execute and deliver to Lender a completion guaranty in form and substance satisfactory to Lender pursuant to the provisions of which Borrower and each Guarantor shall jointly and severally guaranty to Lender the Lien-free completion by Borrower of the Restoration in accordance with the provisions of this Section 7.4(b);

                              (I)           the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Laws and all Property Documents;

                              (J)           the Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration, as applicable;

                              (K)          such Casualty or Condemnation, as applicable, does not result in the total loss of access to the Property or the Improvements;

                              (L)           Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender;

                              (M)           the Net Proceeds together with any Cash or Cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration; and

                              (N)           the Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with a manager acceptable to Lender, prior to the opening or reopening of the Property for business with the public.

                              (ii)           The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the payment of the Debt and the performance of the Other Obligations. Subject to Section 7.4(d) hereof, the Net Proceeds (except for Insurance Proceeds from the insurance coverage referred to in Section 7.1(a)(iii)) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialmen’s Liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

                              (iii)           All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all Licenses required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, attorneys’ fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

                              (iv)           In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that, subject to Section 7.4(d) hereof, Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the Lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be requested by Lender or by the title company issuing the Title Insurance Policy for the Property, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

                              (v)           Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

                              (vi)           If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the payment of the Debt and the performance of the Other Obligations.

                              (vii)           Subject to Section 7.4(d) hereof, the excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, and provided no Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents shall be remitted by Lender to Borrower.

                    (c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 7.4(b)(vii) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. If Lender shall receive and retain Net Proceeds, the Lien of the Security Instrument and the other Loan Documents shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

                     (d)           Notwithstanding anything to the contrary contained in Section 7.4 hereof, in the event that the Loan or any interest therein is included in a Securitization, and if immediately following the release of the Property from the Lien of the Security Instrument as a result of any Condemnation, the Real Property Value to Loan Ratio is not at least eighty percent (80%), then all of the Net Proceeds realized by Borrower for purposes of computing gain or loss under Section 1001 of the Code as a result of such Condemnation shall be applied to the principal amount of the Debt if and to the extent necessary for the Loan to remain a “qualified mortgage” in accordance with the requirements of Section 860(G)(a)(3) of the Code, and any then applicable U.S. Department of Treasury regulations or revenue procedures issued pursuant thereto, including, without limitation, to the extent then applicable to any REMIC Trust, Revenue Procedure 2010-30. In Lender’s discretion, Lender may require a REMIC Opinion in connection with any such Condemnation.

VIII. SINGLE PURPOSE ENTITY/SEPARATENESS PROVISIONS

          Section 8.1     Single Purpose Entity/Separateness.

                    (a)           Borrower represents and warrants, and covenants until the Debt has been paid and satisfied in full, that Borrower:

                                   (i)           has not engaged and will not engage in any business or activity other than the ownership, operation and maintenance of the Property, and activities incidental thereto;

                                   (ii)           has not acquired or owned and will not acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property;

                              (iii)           has not and will not merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

                              (iv)           has not and will not fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or without Lender’s prior written consent which Lender may withhold in its sole and absolute discretion, amend, modify, terminate or fail to comply with the provisions of its organizational documents;

                              (v)            has not owned and will not own any subsidiary, or make any investment in, any Person (other than, with respect to any SPE Component Entity, in Borrower);

                              (vi)           has not and will not commingle its funds or assets with the funds or assets of any other Person;

                              (vii)         has not and will not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (C) Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time two percent (2%) of the outstanding principal amount of the Debt. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;

                              (viii)         has not failed and will not fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates); has not failed and will not fail to maintain its books, records, resolutions and agreements as official records. Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person unless (i) appropriate notation has been and shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets have been and shall be listed on Borrower’s own separate balance sheet;

                              (ix)           has not entered into and will not enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

                              (x)            has not maintained and will not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

                              (xi)             has not assumed or guaranteed, and will not assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person; has not otherwise pledged and will not otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

                              (xii)            has not made and will not make any loans or advances to any Person;

                              (xiii)           has not failed and will not fail to file its own tax returns (unless prohibited by applicable Legal Requirements from doing so);

                              (xiv)           has not failed and will not fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity;

                              (xv)           has not failed and will not fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so);

                              (xvi)           without the prior unanimous written consent of all of its partners or members, as applicable (a) has not filed or consented to, and will not file or consent to, the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) has not sought or consented to, and will not seek or consent to, the appointment of a receiver, liquidator or any similar official, (c) has not taken, and will not take, any non-commercially reasonable action that might cause such entity to become insolvent, or (d) has not made and will not make an assignment for the benefit of creditors;

                              (xvii)          has not failed and will not fail to (a) allocate shared expenses (including, without limitation, shared office space) or (b) use separate stationery, invoices and checks;

                              (xviii)        has not failed and will not fail to (a) pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or (b) maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Property to do so);

                              (xix)          has not acquired and will not acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;

                              (xx)            has not identified and will not identify its partners, members, shareholders or other Affiliates, as applicable, as a division or part of it; or

                              (xxi)           has not violated and will not violate or cause to be violated the assumptions made with respect to Borrower and its principals in any Insolvency Opinion if required under this Agreement or Additional Insolvency Opinion.

                    (b)           If Borrower is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) and the sole managing member (in the case of a limited liability company) of Borrower, as applicable, shall be a corporation or an Acceptable LLC (each an “SPE Component Entity”) whose sole asset is its interest in Borrower. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Sections 8.1(a)(iii)–(vi) (inclusive) and Sections (viii)–(xxi) (inclusive) and, if such SPE Component Entity is an Acceptable LLC, Sections 8.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will at all times continue to own no less than a 0.5% direct equity ownership interest in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 8.1.

                    (c)           In the event Borrower or the SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or the SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or the SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or the SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or the SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or the SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any natural person duly designated under the applicable organizational documents shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or the SPE Component Entity (as applicable) automatically be admitted to Borrower or the SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or the SPE Component Entity (as applicable) without dissolution, (ii) Special Member may not resign from Borrower or the SPE Component Entity (as applicable) or transfer its rights as Special Member unless a successor Special Member has been admitted to Borrower or the SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware law, (iii) Special Member shall automatically cease to be a member of Borrower or the SPE Component Entity (as applicable) upon the admission to Borrower or the SPE Component Entity (as applicable) of the first substitute member, (iv) Special Member shall be a member of Borrower or the SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or the SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or the SPE Component Entity (as applicable), (v) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or the SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or the SPE Component Entity (as applicable), (vi) Special Member, in its capacity as Special Member, may not bind Borrower or the SPE Component Entity (as applicable), and (vii) except as required by any mandatory provision of the Act,

Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or the SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or the SPE Component Entity (as applicable). In order to implement the admission to Borrower or the SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or the SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or the SPE Component Entity (as applicable).

                    (d)           The LLC Agreement with respect to any Acceptable LLC shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) to the fullest extent permitted by applicable Law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or the SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or the SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or the SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or the SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable).

          Section 8.2     [Intentionally Omitted].

          Section 8.3     Single Purpose Entity/Separateness

                    (a)           Borrower covenants and agrees that within ten (10) Business Days after written request from Lender, Borrower shall deliver to Lender an Officer’s Certificate confirming Borrower’s and SPE Component Entity’s continued compliance with the terms of Article VIII hereof as of the date of such Officer’s Certificate and stating that the representations and warranties of Borrower and SPE Component Entity, as applicable, set forth in Section 8.1 hereof are true and correct as of the date of such Officer’s Certificate. In addition, Borrower shall provide Lender with such other evidence of Borrower’s compliance with Article VIII hereof as Lender may reasonably request from time to time.

IX.           RESERVE FUNDS –

          Section 9.1     Reserve Funds and Reserve Accounts Generally.

                    (a)           On the Closing Date, each of the Reserve Accounts shall be established by Lender in an Eligible Account at an Eligible Institution.

                    (b)           Borrower shall pay Lender the Disbursement Fee as a condition to each disbursement from the Reserve Accounts (other than the Property Tax and Insurance Escrow Account), as compensation for Lender’s review, analysis and processing of such disbursement.

                    (c)           Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor or materials in connection with the Replacements or the Required Repairs; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and is continuing.

                    (d)          Notwithstanding anything to the contrary herein, upon the written request of Borrower, Lender shall make disbursements from any Reserve Account (other than the Property Tax and Insurance Premium Escrow Account) jointly payable to Borrower and the person or entity being paid; provided, however, Lender reserves the right to charge a fee of $50.00 for each joint check issued by Lender. In the event of such a joint disbursement, Borrower shall not be required to have paid for such work prior to requesting the reimbursement, but Borrower shall be required to have satisfied all the other conditions of this Agreement for such disbursement.

                    (e)           The insufficiency of any balance in any Reserve Account shall not relieve Borrower from its obligation to pay the Debt (except to the extent such amounts are actually paid out of any Reserve Account), to fulfill any preservation or maintenance covenants in the Loan Documents, or to perform the Other Obligations.

                    (f)           Notwithstanding any other provision of this Agreement or of the other Loan Documents, during the continuance of an Event of Default, Lender reserves the right, exercisable at its sole option, to apply the Reserve Funds to the payment of the Debt, in such order, manner, amounts, times and priority as Lender in its sole discretion determines (including to the payment of the items for which the Reserve Funds were established, if Lender so elects in its sole discretion), and such reserved rights shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

                    (g)           Each Reserve Fund and each Reserve Account shall be subject to the additional terms and conditions set forth in Article XII hereof.

          Section 9.2       Property Tax and Insurance Escrow Fund.

                    9.2.1       Deposits. In addition to the initial deposits with respect to Property Taxes and, if applicable Insurance Premiums made by Borrower to Lender on the Closing Date, Borrower shall pay to Lender on each Payment Date (a) a percentage of the Property Taxes (the “Monthly Property Tax Deposit”) that Lender estimates will be payable during the next ensuing twelve (12) months in order to ratably accumulate with Lender sufficient funds to pay all such Property Taxes at least thirty (30) days prior to their respective due dates and (b) a percentage of the Insurance Premiums (the “Monthly Insurance Premium Deposit”) that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to ratably accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Property Tax and Insurance Escrow Fund”), which Property Tax and Insurance Escrow Fund shall be deposited by Lender into an Account established to hold such fund (the “Property Tax and Insurance Escrow Account”).

                    9.2.2      Disbursements. Lender will apply the Property Tax and Insurance Escrow Fund to payments of Property Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.2 and 7.1(b) hereof. In making any payment relating to the Property Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Property Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax Lien or title or claim thereof. If the amount of the Property Tax and Insurance Escrow Fund shall exceed the amounts due for Property Taxes and Insurance Premiums pursuant to Sections 5.2 and 7.1(b) hereof, respectively, Lender shall credit such excess against future payments to be made to the Property Tax and Insurance Escrow Fund. In allocating such excess, Lender may communicate with the Person shown on the records of Lender to be the owner of the Property. Any amount remaining in the Property Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower.

                    9.2.3       Insufficiency. If at any time Lender reasonably determines that the Property Tax and Insurance Escrow Fund is not or will not be sufficient to pay Property Taxes and Insurance Premiums by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Property Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

                    9.2.4      Conditional Monthly Property Tax Deposit Waiver. Notwithstanding the foregoing, Lender agrees to waive the requirement for Monthly Property Tax Deposits so long as the Reserve Waiver Conditions are satisfied. If at any time during the term of the Loan Borrower fails to satisfy the Reserve Waiver Conditions with respect to the Monthly Property Tax Deposit, Borrower shall make a True Up Payment with respect to the same into the Property Tax and Insurance Escrow Account.

                    9.2.5      Conditional Monthly Insurance Deposit Waiver. Notwithstanding the foregoing, Lender agrees to waive the requirement for the Monthly Insurance Premium Deposit so long as the Reserve Waiver Conditions are satisfied. If at any time during the term of the Loan Borrower fails to satisfy the Reserve Waiver Conditions with respect to the Monthly Insurance Premium Deposit, Borrower shall make a True Up Payment with respect to the same into the Property Tax and Insurance Escrow Account.

          Section 9.3      Business Interruption Insurance Account.

                    9.3.1      Deposits. Lender shall deposit all Business Interruption Insurance Proceeds received by Lender into an Account established to hold such funds (the “Business

Interruption Insurance Account”). If Borrower receives any Business Interruption Insurance Proceeds directly, Borrower shall deposit such funds into the Business Interruption Insurance Account.

                    9.3.2       Disbursements. So long as no Default has occurred and is continuing, and so long as Lender has not otherwise elected to apply Net Proceeds to the Debt pursuant to Section 7.4(c) or Section 7.4(d) hereof, during the period of any Restoration and during the extended period of indemnity described in Section 7.1(a)(iii) hereof (collectively, the “Restoration Period”), upon the written request of Borrower, which request shall be made no more often than one time in any calendar month, Lender will disburse funds in the Business Interruption Insurance Account to Borrower, as and when the lost rental income covered by such insurance would have been payable, to pay the following items in the following order of priority to the extent that Rents collected by Borrower are insufficient to pay the following items:

                    (a)           First, to Lender, funds sufficient to pay the Monthly Property Tax Deposit;

                    (b)           Next, to Lender, funds sufficient to pay the Monthly Insurance Premium Deposit;

                    (c)           Next, to Lender, funds sufficient to pay the Monthly Debt Service Payment Amount;

                    (d)           Next, to Lender, funds sufficient to pay late payment charges and any other amounts then due under the Loan Documents including, without limitation, any unpaid reimbursable costs and expenses incurred by Lender on Borrower’s behalf or in the enforcement of Lender’s rights under the Loan Documents, if any;

                    (e)           Next, to Lender, funds sufficient to pay the Replacement Reserve Monthly Deposit;

                    (f)           Next, to Lender, funds sufficient to pay the TILC Reserve Monthly Deposit;

                    (g)           Next, to Borrower, funds sufficient to pay all Operating Expenses due pursuant to an Annual Budget for such calendar month, to the extent such Operating Expenses are fixed expenses that are incurred during any Restoration Period;

                    (h)           Next, to Servicer, for the payment of the Servicing Fee; and

                    (i)           So long as no Default has occurred or is continuing, any amount remaining in the Business Interruption Insurance Account after the Restoration Period, net of any reasonable costs and expenses incurred by Lender in connection with the Restoration or the disbursements from the Business Interruption Insurance Account, shall be returned to Borrower.

                    9.3.3      Insufficiency. Notwithstanding the foregoing, if Lender determines, in its good faith business judgment, that the Business Interruption Insurance Funds will not be sufficient to pay the items set forth in Section 9.3.2(a) through Section 9.3.2(i) hereof during the remainder of the Restoration Period, Lender shall so inform Borrower in writing, and Borrower shall not thereafter be entitled to any disbursement to pay Operating Expenses pursuant to Section 9.3.2(i) hereof.

          Section 9.4     Required Repair Fund.

                    9.4.1      Deposits. On the Closing Date, Borrower shall deposit with Lender the amount for the Property set forth on Exhibit C hereto to perform the Required Repairs (as hereinafter defined). Amounts so deposited shall hereinafter be referred to as the “Required Repair Fund”, which Required Repair Fund shall be deposited by Lender into an Account established to hold such fund (the “Required Repair Account”).

                    9.4.2     Disbursements. Lender shall disburse to Borrower all or portions of the Required Repair Fund from time to time upon satisfaction by Borrower of each of the following conditions:

                    (a)         Borrower has delivered to Lender an Officer’s Certificate, in a form satisfactory to Lender, specifying the amount of the requested disbursement and the Required Repairs completed and certifying that all such Required Repairs have been completed and all costs in connection therewith have been paid. Simultaneously with submitting such Officer’s Certificate Borrower shall also submit copies of Lien waivers from the general contractor, any subcontractors and all materialmen and suppliers and such other evidence, as may be required by Lender, showing that they have been paid for all work and that no Liens are claimed, or alternatively, Lender may make payment directly to the contractor, subcontractors or suppliers.

                    (b)         Borrower has delivered to Lender, at Borrower’s sole cost and expense: (i) copies of all contracts and invoices for all Required Repairs; (ii) copies of building permits, any certificate of occupancy or any other certificates required and issued by Governmental Authorities in connection with any Required Repairs performed for which reimbursement is being sought under this Section 9.4; and (iii) if required by Lender, an endorsement to the Title Insurance Policy, insuring Lender against any mechanic’s Liens in connection with such Required Repairs.

                    (c)         Borrower has paid to Lender the Disbursement Fee and has delivered to Lender (i) an Officer’s Certificate certifying that all requirements set forth in this Section 9.4 have been satisfied and (ii) such other documents as Lender shall reasonably require to confirm the satisfaction of the conditions contained herein and the completion of the work required to be done under this Section 9.4.

                    (d)         All disbursements requested by Borrower shall be at least $5,000 and no requests for disbursements shall be made more often than once during any calendar month.

                    (e)         No Default exists as of the date of Borrower’s request for a disbursement or the actual date of disbursement.

                    (f)          Lender shall have the right, but not the obligation, at Borrower’s sole cost and expense, to inspect the Property and/or to have the documentation regarding the Required

Repairs reviewed to verify that the Required Repairs for which reimbursement is being sought have been completed in a good and workmanlike manner and are otherwise acceptable to Lender.

                    (g)           Within fifteen (15) Business Days after Borrower submits to Lender a request for a disbursement, the related supporting documentation and the required Disbursement Fee, Lender shall either (i) advise Borrower of any additional or corrective information needed to satisfy the requirements hereof for the requested disbursement; or (ii) shall disburse the requested disbursement amount to Borrower. Lender shall have no obligation to disburse Required Repair Funds to Borrower until all disbursement requirements herein have been satisfied.

                    9.4.3        Performance of Required Repairs.

                    (a)           Borrower shall perform the repairs at the Property, as more particularly set forth on Exhibit C hereto (such repairs hereinafter referred to as “Required Repairs”) on or before the required deadline set forth on Exhibit C.

                    (b)           Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Required Repairs. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

                    (c)           In the event Lender determines in its reasonable discretion that any Required Repair is not being performed in a workmanlike or timely manner or that any Required Repair has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Required Repair and to proceed under existing contracts or to contract with third parties to complete such Required Repair and to apply the Required Repair Fund toward the labor and materials necessary to complete such Required Repair, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

                    (d)           In order to facilitate Lender’s completion or making of the Required Repairs pursuant to Section 9.4.3(c) hereof, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make the Required Repairs and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Required Repair Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Instrument. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake the Required Repair in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney in fact as follows: (i) to use the Required Repair Fund for the purpose of making or completing the Required Repairs; (ii) to make such additions, changes and corrections to the Required Repairs as shall be necessary or desirable to complete the Required Repairs; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of the Required Repairs, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

                    (e)          Nothing in this Section 9.4.3 shall: (i) make Lender responsible for making or completing the Required Repairs; (ii) require Lender to expend funds in addition to the Required Repair Fund to make or complete any Required Repair; or (iii) obligate Lender to demand from Borrower additional sums to make or complete any Required Repair.

                    (f)          Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Required Repairs pursuant to this Section 9.4.3 to enter onto the Property during normal business hours (subject to the rights of tenants under Leases) to inspect the progress of any Required Repairs and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Required Repairs which are or may be kept at the Property, and to complete any Required Repairs made pursuant to this Section 9.4.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.4.3(f) or the completion of Required Repairs pursuant to this Section 9.4.3.

                    (g)          Lender may require an inspection of the Property at Borrower’s sole cost and expense prior to making any disbursement from the Required Repair Account in order to verify completion of the Required Repairs for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Required Repair Account.

                    (h)          The Required Repairs and all materials, equipment, fixtures, or any other item comprising a part of any Required Repair shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other Liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).

                    (i)          All Required Repairs shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

                    9.4.4     Failure to Make Required Repairs. It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 9.4 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence of such an Event of Default, Lender may use the Required Repair Fund (or any portion thereof) for any purpose, including but not limited to completion of the Required Repairs as provided in Section 9.4.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.

Lender’s right to withdraw and apply the Required Repair Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

          Section 9.5     Replacement Reserve Fund.

                    9.5.1     Deposits. Borrower shall pay to Lender on the Closing Date and on each Payment Date thereafter an amount equal to $0 (the “Replacement Reserve Monthly Deposit”) for major repairs, replacements and improvements which are normally capitalized under GAAP required to be made to the Property during the calendar year (collectively, the “Replacements”) including, without limitation, the performance of work to the roofs, chimneys, gutters, downspouts, paving, curbs, ramps, driveways, balconies, porches, patios, exterior walls, exterior doors and doorways, windows, elevators, appliances, carpeting, exterior painting, vinyl flooring, plumbing fixtures, countertops, cabinets, water heaters, electrical fixtures, clubhouse repairs, landscaping, fences, gates and mechanical and HVAC equipment. Amounts so deposited shall hereinafter be referred to as the “Replacement Reserve Fund”, which Replacement Reserve Fund shall be deposited by Lender into an Account established to hold such fund (the “Replacement Reserve Account”).

                    9.5.2     Disbursements. Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property or for costs which are to be reimbursed from the Required Repair Fund. Lender shall disburse the Replacement Reserve Fund from the Replacement Reserve Account from time to time upon satisfaction by Borrower of each of the following conditions:

                    (a)         Borrower has delivered to Lender an Officer’s Certificate, in form satisfactory to Lender, specifying the amount of the requested disbursement and the Replacements completed and certifying that all such Replacements have been completed and all costs in connection therewith have been paid. Simultaneously with submitting such Officer’s Certificate Borrower shall also submit copies of Lien waivers from the general contractor, any subcontractors and all materialmen and suppliers and such other evidence, as may be required by Lender, showing that they have been paid for all work and that no Liens are claimed, or alternatively, Lender may make payment directly to the contractor, subcontractors or suppliers;

                    (b)         Borrower has delivered to Lender, at Borrower’s sole cost and expense: (i) copies of all contracts and invoices for all Replacements; (ii) copies of building permits, any certificate of occupancy or any other certificates required and issued by Governmental Authorities in connection with any Replacements performed for which reimbursement is being sought under this Agreement; and (iii) if required by Lender, an endorsement to the Title Insurance Policy, insuring Lender against any mechanic’s Liens in connection with such Replacements;

                    (c)         Borrower has paid the Disbursement Fee and has delivered to Lender (i) an Officer’s Certificate certifying that all requirements set forth in this Section 9.5 have been satisfied and (ii) such other documents as Lender shall reasonably require to confirm the satisfaction of the conditions contained herein and the completion of the work required to be done under this Section 9.5;

                    (d)          All disbursements requested by Borrower shall be at least $5,000 and no requests for disbursements shall be made more often than once during any calendar month;

                    (e)          No Default exists as of the date of Borrower’s request for a disbursement or the actual date of disbursement;

                    (f)          Lender shall have the right, but not the obligation, at Borrower’s sole cost and expense, to inspect the Property and/or to have the documentation regarding the Replacements reviewed to verify that the Replacements for which reimbursement is being sought have been completed in a good and workmanlike manner and are otherwise acceptable to Lender; and

                    (g)          Within fifteen (15) Business Days after Borrower submits to Lender a request for a disbursement, the related supporting documentation and the required Disbursement Fee, Lender shall either (i) advise Borrower of any additional or corrective information needed to satisfy the requirements hereof for the requested disbursement; or (ii) shall disburse the requested disbursement amount to Borrower. Lender shall have no obligation to disburse the Replacement Reserve Funds to Borrower until all disbursement requirements herein have been satisfied.

                    9.5.3      Performance of Replacements.

                    (a)          Borrower shall make Replacements when required in order to keep the Property in condition and repair consistent with other first class properties of the same use, in the same market segment in the metropolitan area in which the Property is located, and to keep the Property from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

                    (b)          Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

                    (c)          In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

                    (d)          In order to facilitate Lender’s completion or making of the Replacements pursuant to Section 9.5.3(c) hereof, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make the Replacements and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Instrument. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake the Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney in fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing the Replacements; (ii) to make such additions, changes and corrections to the Replacements as shall be necessary or desirable to complete the Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of the Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

                    (e)          Nothing in this Section 9.5.3 shall: (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; or (iii) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

                    (f)          Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 9.5.3 to enter onto the Property during normal business hours (subject to the rights of tenants under Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 9.5.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.5.3(f) or the completion of Replacements pursuant to this Section 9.5.3.

                    (g)          Lender may require an inspection of the Property at Borrower’s sole cost and expense prior to making any disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account.

                    (h)          The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other Liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).

                    (i)          All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

                    9.5.4     Failure to Make Replacements. It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 9.5 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 9.5.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

          Section 9.6     TILC Reserve.

                    9.6.1     Deposits. Borrower shall pay to Lender on the Closing Date an amount equal to $0 and Borrower shall pay to Lender on each Payment Date the sum of $0 (the “TILC Reserve Monthly Deposit”). All such amounts shall be deposited with and held by Lender for payment of future (a) customary and reasonable third party tenant improvement costs and expenses actually incurred by Borrower and (b) customary and reasonable leasing commissions paid to any management or brokerage company or other entity not owned or Controlled, directly or indirectly, by any Restricted Party (such entity, an “Independent Leasing Agent”), in connection with any Qualified Replacement Lease (such costs identified in clauses (a) and (b) hereof, collectively, “TILC Costs”). Amounts so deposited shall hereinafter be referred to as the “TILC Reserve Fund”, which TILC Reserve Fund shall be deposited by Lender into an Account established to hold such fund (the “TILC Reserve Account”).

                    9.6.2     Disbursements. Lender shall make disbursements from the TILC Reserve Account for TILC Costs from time to time upon satisfaction by Borrower of each of the following conditions:

                    (a)         Borrower has delivered to Lender an Officer’s Certificate, in form satisfactory to Lender, specifying the amount of the requested disbursement, and:

                                (i)          With respect to a requested disbursement for tenant improvements related to a Qualified Replacement Lease (A) an Officer’s Certificate certifying that all such tenant improvements have been completed and that all costs in connection therewith have been paid, and that Borrower has reimbursed the related tenant for any amounts paid by such tenant for such improvements; (B) Lien waivers from the general contractor, any subcontractors and all materialmen and suppliers and such other evidence, as may be required by Lender, showing that they have been paid for all work and that no Liens are claimed, or alternatively, Lender may make payment directly to the contractor, subcontractors or suppliers; (C) a written confirmation from the related tenant that it has accepted the space and the improvements made and has been paid all amounts, including any credits against rent, owed it by reason of such improvements; (D) a certified copy of the fully executed Qualified Replacement Lease; and (E) an estoppel certificate and, if required by Lender, a subordination, non-disturbance and attornment agreement from the related tenant each in form and substance acceptable to Lender.

                                (ii)          With respect to a requested disbursement for any leasing commissions related to a Qualified Replacement Lease, (A) an Officer’s Certificate certifying that Borrower has entered into an arms-length Qualified Replacement Lease which satisfies the requirements set forth herein and that in connection with such Qualified Replacement Lease, Borrower has paid a leasing commission to an Independent Leasing Agent; and (B) a certified copy of the fully executed Qualified Replacement Lease and written verification from the related Independent Leasing Agent that the applicable leasing commission has been paid.

                    (b)          Borrower has delivered to Lender, at Borrower’s sole cost and expense: (i) copies of all contracts and invoices for all tenant improvements; (ii) copies of building permits, any certificate of occupancy or any other certificates required and issued by Governmental Authorities in connection with any work performed for which reimbursement is being sought under this Section 9.6; and (iii) if required by Lender, an endorsement to the Title Insurance Policy, insuring Lender against any mechanic’s Liens in connection with such work.

                    (c)          Borrower has paid the Disbursement Fee and, has delivered to Lender (i) an Officer’s Certificate certifying that all requirements set forth in this Section 9.6 have been satisfied and (ii) such other documents as Lender shall reasonably require to confirm the satisfaction of the conditions contained herein and the completion of the work required to be done under this Section 9.6.

                    (d)          All disbursements requested by Borrower shall be at least $5,000 and no requests for disbursements shall be made more often than once during any calendar month.

                    (e)          No Default exists as of the date of Borrower’s request for a disbursement or the actual date of such a disbursement.

                    (f)          Lender shall have the right, but not the obligation, at Borrower’s sole cost and expense not to exceed $1,000, to inspect the Property and/or to have the documentation regarding the TILC Costs reviewed to verify that the TILC Costs for which reimbursement is being sought have been completed in a good and workmanlike manner and are otherwise acceptable to Lender.

                    (g)          Within fifteen (15) Business Days after Borrower submits to Lender a request for a disbursement, the related supporting documentation and the required Disbursement Fee, Lender shall either (i) advise Borrower of any additional or corrective information needed to satisfy the requirements hereof for the requested disbursement; or (ii) shall disburse the requested disbursement amount to Borrower. Lender shall have no obligation to disburse TILC Reserve Funds to Borrower until all disbursement requirements herein have been satisfied.

          Section 9.7     Early Lease Termination Reserve.

                    9.7.1     Deposits. If any tenant (a “Terminating Tenant”) gives notice to Borrower that it is exercising an early termination option set forth in its Lease with Borrower, or if Borrower agrees to allow any tenant to reduce or terminate its obligations under its Lease (subject, in each case, to the restrictions of Section 5.17 hereof), Borrower shall direct such tenant that any Lease Termination Payment in connection therewith is to be remitted to Lender, for application as set forth below. If such tenant remits the Lease Termination Payment directly to Borrower, Borrower shall remit the Lease Termination Payment to Lender, for application as set forth below. Amounts so deposited shall hereinafter be referred to as the “Early Lease Termination Reserve Fund”, which Early Lease Termination Reserve Fund shall be deposited by Lender either (a) in a segregated sub-account of the TILC Reserve Account, if a TILC Reserve Account exists, or (b) in an Account established by Lender to hold such funds (in either case, the “Early Lease Termination Reserve Account”). A separate Early Lease Termination Reserve Account shall be maintained with respect to each Lease so terminated.

                    9.7.2     Disbursements for Qualified Replacement Lease for Entire Vacated Space. If Borrower enters into a Qualified Replacement Lease for the entire premises previously demised under the Lease so terminated (the “Vacated Space”), and the tenant under such Lease accepts such demised premises, takes occupancy thereof and commences the payment of base rent under its Lease, then all funds in the applicable Early Lease Termination Reserve Account shall be used first to pay TILC Costs with respect to such Qualified Replacement Lease upon satisfaction of the conditions set forth in Section 5.17 hereof; any funds remaining in the applicable Early Lease Termination Reserve Account after payment of all TILC Costs with respect thereto shall be disbursed as follows: (i) first, to the extent that any disbursements were made from the TILC Reserve Account with respect to such Vacated Space, an amount equal to the sum of all such disbursements will be transferred to the TILC Reserve Account (notwithstanding the limit, if any, to the required deposits thereto); (ii) next, any funds remaining in the Early Lease Termination Reserve shall be disbursed to Borrower as follows: (x) if the monthly net rent payable under the Qualified Replacement Lease is greater than or equal to the monthly rent payable by the Terminating Tenant under its Lease as of the date of such termination, and the term of such Qualified Replacement Lease extends to or beyond the scheduled expiration date of the Lease with the Terminating Tenant, then provided no Default or Event of Default is then continuing, such funds remaining in the Early Lease Termination Reserve shall be disbursed to Borrower; and (y) if the conditions of clause (x) are not satisfied, then, provided no Default or Event of Default is then continuing, all funds remaining in the Early Lease Termination Reserve Account shall be disbursed to Borrower in equal monthly installments over the remaining term of the Qualified Replacement Lease.

                    9.7.3     Disbursements for Qualified Replacement Lease for Less Than Entire Vacated Space. If Borrower enters into one or more Qualified Replacement Leases each for less than the entire Vacated Space, no disbursements shall be permitted from the Early Lease Termination Reserve except as follows:

                    (a)          Until such time as the entire Vacated Space has been re-leased pursuant to one or more Qualified Replacement Leases, and the tenant under each such Qualified Replacement Lease accepts such demised premises, takes occupancy thereof, is open for business and commences the payment of base rent under its Lease, Lender shall from time to time make disbursements on account of TILC Costs with respect to the Vacated Space, upon satisfaction of the conditions set forth in Section 5.17 hereof, provided, however, that the disbursements with respect to any portion of the Vacated Space on a per-square foot basis shall not exceed the amount of the Early Lease Termination Payment on a per-square-foot basis; and

                    (b)          At such time as the entire Vacated Space has been re-leased pursuant to one or more Qualified Replacement Leases and the tenant under each such Qualified Replacement Lease accepts such demised premises, takes occupancy thereof, opens for business and commences the payment of base rent under its Lease, then after payment of all TILC Costs with respect to the re-leasing of such Vacated Space, the funds remaining in the Early Lease Termination Reserve shall be disbursed as follows: (i) first, to the extent that any disbursements were made from the TILC Reserve Account with respect to such Vacated Space, an amount equal to the sum of all such disbursements will be transferred to the TILC Reserve Account (notwithstanding the limit, if any, to the required deposits thereto); (ii) next, any funds remaining in the Early Lease Termination Reserve shall be disbursed to Borrower as follows: (x) if the monthly aggregate net rents payable under all such Qualified Replacement Leases is greater than or equal to the monthly rent payable by the Terminating Tenant under its Lease as of its date of termination, and the term of all such Qualified Replacement Leases extends to or beyond the scheduled expiration date of the Lease with the Terminating Tenant, then provided no Default or Event of Default is then continuing such funds remaining in the Early Lease Termination Reserve Account shall be disbursed to Borrower; and (y) if the conditions of clause (x) are not satisfied, then provided no Default or Event of Default is then continuing, all funds remaining in the Early Lease Termination Reserve Account shall be disbursed to Borrower in equal monthly installments over the period that would have remained in the term of the Lease with the Terminating Tenant.

                    (c)          TILC Costs with respect to any Qualified Replacement Lease shall be disbursed first out of the related Early Lease Termination Reserve Account, if applicable, prior to using any funds in the TILC Reserve Account, if any, with respect thereto.

X.          DEFAULTS

          Section 10.1    Event of Default.

                    (a)          Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

                                 (i)         if any portion of the Debt is not paid on or before the fifth (5th) day after the date the same is due and payable;

                                 (ii)         if any of the Basic Carrying Costs are not paid on or before the date when the same are due and payable;

                                 (iii)        if the Policies are not kept in full force and effect or if certified copies of the Policies are not delivered to Lender within thirty (30) days after written request therefore;

                              (iv)          if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

                              (v)           if any representation made by Borrower in Section 4.1.12 hereof is or becomes false or misleading at any time, or if any other representation or warranty made by Borrower, SPE Component Entity, or any Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading as of the date the representation or warranty was made;

                              (vi)          if Borrower or SPE Component Entity shall make an assignment for the benefit of creditors;

                              (vii)         if a receiver, liquidator or trustee shall be appointed for Borrower, or SPE Component Entity, or if Borrower or SPE Component Entity shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or state Law, shall be filed by or against, consented to, or acquiesced in by, Borrower or SPE Component Entity, or if any proceeding for the dissolution or liquidation of Borrower or SPE Component Entity shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or SPE Component Entity, upon the same not being discharged, stayed or dismissed within sixty (60) days;

                              (viii)        only upon the declaration by Lender that the same constitutes an Event of Default (which declaration may be made by Lender in its sole discretion), if (A) any Guarantor shall make an assignment for the benefit of creditors, or (B) a receiver, liquidator or trustee shall be appointed for any Guarantor, or if any Guarantor shall be adjudicated a bankrupt or insolvent, or (C) any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or state Law, shall be filed by or against, consented to, or acquiesced in by, any Guarantor, or (D) any proceeding for the dissolution or liquidation of any Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;

                              (ix)          if Borrower fails to comply with the terms and provisions of

Article VI hereof;

                              (x)           if Borrower fails to comply with the terms and provisions of Article VII hereof within ten (10) Business Days after written request by Lender;

                              (xi)          if Borrower or SPE Component Entity fails to comply with the terms and provisions of Article VIII hereof;

                              (xii)         if Borrower fails to comply with the terms and provisions of Article XII hereof within ten (10) Business Days after written request by Lender;

                              (xiii)          if Borrower fails to comply with the terms and provisions of Section 5.10, Section 5.17, Section 5.21, Section 5.23, Section 5.24, Section 5.25, Section 5.26, Section 5.27, Section 5.28, or Section 5.29(a) hereof;

                              (xiv)          if Borrower fails to comply with the terms and provisions of Section 5.9 hereof within ten (10) Business Days after written request by Lender;

                              (xv)           if Borrower fails to deliver to Lender, within ten (10) Business Days after written request by Lender, the estoppel statements required pursuant to the terms of Section 5.14 hereof, or the written certification and evidence required pursuant to the terms of Section 5.29(b) hereof;

                              (xvi)          if Borrower fails to comply with the terms and provisions of Section 5.22 hereof, and any Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

                              (xvii)        if any federal tax Lien or state or local income tax Lien is filed against Borrower, SPE Component Entity, any Guarantor or the Property and same is not discharged of record within thirty (30) days after same is filed;

                              (xviii)        if Borrower fails to comply with the terms and provisions of Section 11.2 hereof within ten (10) Business Days after written request by Lender;

                              (xix)          if Borrower fails to comply with the terms and provisions of Section 11.1 or Section 11.6 hereof within ten (10) Business Days after written request by Lender;

                              (xx)           if Borrower is a Plan or a Governmental Plan, or if its assets constitute Plan Assets;

                              (xxi)          if a final judgment is entered against Borrower, SPE Component Entity or any Guarantor and such party fails to discharge such judgment within thirty (30) Business Days of the date of such judgment;

                              (xxii)         if the Security Instrument or any of the other Loan Documents fail to have a first priority Lien on the Property, subject only to the Permitted Encumbrances;

                              (xxiii)        if foreclosure or attachment proceedings are instituted against the Property upon any other Lien or claim, whether alleged to be superior or junior to the Lien of the Security Instrument or the other Loan Documents;

                              (xxiv)        if an uninsured material loss, theft, damage, or destruction to Property occurs;

                              (xxv)         if Borrower, SPE Component Entity, any Guarantor, any Affiliate of Borrower, SPE Component Entity or any Guarantor, or any of their respective agents or representatives shall commit any intentional act of physical waste or arson to the Property;

                              (xxvi)     if Borrower, SPE Component Entity, any Guarantor, any Affiliate of Borrower, SPE Component Entity or any Guarantor, or any of their respective agents or representatives shall commit any criminal act which results in the seizure, forfeiture or loss of the Property;

                              (xxvii)    if Borrower misappropriates or misapplies any (A) Insurance Proceeds, (B) Awards or other amounts received in connection with the Condemnation of all or a portion of any Property, (C) Rents (including, but not limited to security deposits, advance deposits or any other deposits and Lease Termination Payments) or (D) funds disbursed by Lender from any of the Reserve Funds;

                              (xxviii)   if Borrower fails to permit on-site inspections of the Property in accordance with Section 5.4 hereof;

                              (xxix)     if Borrower fails to appoint a new Manager within fifteen (15) Business Days after written request by Lender as required under this Agreement;

                              (xxx)      with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

                              (xxxi)     if there shall be a default under the Security Instrument, any of the other Loan Documents or any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues beyond any applicable notice and cure periods contained in such documents;

                              (xxxii)    if a default under the Management Agreement has occurred and continues beyond any applicable cure period thereunder if such default permits the Manager thereunder to terminate or cancel the Management Agreement;

                              (xxxiii)   if a default under any REA has occurred and continues beyond any applicable cure period thereunder if such default causes any party thereto to terminate or cancel such REA;

                              (xxxiv)   if any Guarantor revokes or attempts to revoke any Guaranty;

                              (xxxv)    if (A) Borrower shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) Borrower defaults under the Property Documents beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent or if Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, (D) any Property Document and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof or (E) a Property Document Event occurs;

                                 (xxxvi)     if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to xxxv above, for ten (10) days after written notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

                    (b)          Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

          Section 10.2    Remedies.

                    (a)          Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property or any other Collateral.

                    (b)          With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property or any other Collateral for the satisfaction of any of the Debt in preference or priority to the Property or any other Collateral, and Lender may seek satisfaction out of the Property or all of the other Collateral or any part thereof, in its discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

                    (c)           Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Following an Event of Default, Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents.

          Section 10.3     Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in its sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon. Without limiting the generality of the foregoing, Borrower agrees that if a Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” Law or rule and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the other Collateral and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

XI.      SPECIAL PROVISIONS

          Section 11.1     Sale of Notes and Securitization. Lender shall have the right to: (i) sell, pledge, assign or otherwise transfer the Loan or any portion thereof as a whole loan or any or all servicing rights with respect thereto, (ii) sell participation interests in the Loan or to syndicate the Loan, (iii) securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization or (iv) further divide the Loan into two or more separate notes or components.

(The transactions referred to in clauses (i), (ii), (iii) and (iv) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”). At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower and each Guarantor at their respective sole cost and expense, shall satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with a Secondary Market Transaction, including, without limitation:

                    (a)           (i) providing such updated financial and other information with respect to the Property, Borrower, each Guarantor, Manager and the business operations at the Property, (ii) providing updated budgets relating to the Property and (iii) performing or permitting or causing to be performed or permitted such site inspection (at reasonable hours upon reasonable advanced notice and subject to the terms of the applicable Leases), appraisals, market studies, environmental reviews and reports (Phase I(s) and, if appropriate, Phase II(s), engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with a Secondary Market Transaction (the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys satisfactory to Lender and the Rating Agencies;

                    (b)           delivering (i) an Insolvency Opinion if and only if requested or required by Lender or the Rating Agencies in connection with a Securitization, (ii) additional or revised opinions of counsel as to due execution and enforceability with respect to the Property, Borrower and each Guarantor and their respective Affiliates and the Loan Documents or a so called “10b-5” opinion, (iii) revised organizational documents for Borrower and SPE Component Entity (including, without limitation, such revisions as are necessary to comply with the provisions of Article VIII hereof or, at Lender’s option, to provide for a non-economic “golden member”) and (iv) good standing and qualification certificates issued by the relevant Governmental Authorities for each of Borrower, SPE Component Entity, Manager and each Guarantor as of the date of the Secondary Market Transaction, which opinions, organizational documents and certificates shall be satisfactory to Lender and the Rating Agencies;

                    (c)           delivering Officer’s Certificates containing updated representations and warranties as of the closing date of the Secondary Market Transaction with respect to the Property, Borrower, each Guarantor and the Loan Documents as are customarily provided in the Secondary Market Transaction and as may be reasonably requested by the holder of the Note, any Investor or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents (in the event Borrower or any Guarantor fails to comply with this subsection (c), Borrower and each Guarantor hereby acknowledges and agrees that each of the representations and warranties made by Borrower and each Guarantor contained in the Loan Documents shall be deemed to have been re-made as the closing date of the Secondary Market Transaction);

                    (d)           Within fifteen (15) Business Days after request by Lender, use commercially reasonable efforts (including but not limited to enforcing all landlord’s rights and remedies under each applicable lease) to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements, Property Documents or other agreements shall be satisfactory to Lender and the Rating Agencies;

                    (e)           executing such amendments to the Loan Documents and organizational documents, as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Secondary Market Transaction, including, without limitation, to modify all operative dates (including, but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (except for modifications and amendments required to be made pursuant to Section 11.1(f) hereof) (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note or (ii) modify or amend any other material economic term of the Loan;

                    (f)           if Lender elects, in its sole discretion, prior to or upon a Secondary Market Transaction, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, amortization payments, principal amounts, payment priorities and maturities (which election Borrower agrees Lender may make), Borrower and each Guarantor agree to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same. Such Notes or components may be assigned different interest rates, so long as the initial weighted average of such interest rates does not exceed the Applicable Interest Rate;

                    (g)           supplying to Lender, or pay the cost incurred by Lender to obtain, updated reports from each applicable Governmental Authority or a third party report provider confirming, as close as possible to the closing date of the Secondary Market Transaction, that the representations made by Borrower in Article IV are true and correct including, without limitation, reports from Governmental Authorities or third party reports providers confirming that the representations made by Borrower in Section 4.1.1 (Organization), Section 4.1.4 (Litigation), Section 4.1.7 (No Bankruptcy Filing), Section 4.1.11 (Zoning Compliance), Section 4.1.12 (Anti Money Laundering/International Trade Law Compliance), Section 4.1.15 (Condemnation), Section 4.1.25 (Certificates of Occupancy; Licenses), Section 4.1.27 (Physical Condition), are true and correct;

                     (h)         supplying to Lender, or pay the cost incurred by Lender to obtain, an endorsement to the Title Insurance Policy insuring the Security Instrument is not subject to any exceptions or Liens other than Permitted Encumbrances, and otherwise in form and substance satisfactory to Lender;

                    (i)           delivering an Officer’s Certificate certifying that there exists no Default or Event of Default under the Loan and that Borrower or any Guarantor, as applicable, is in compliance with the terms and conditions of the Loan Documents to which it is a party and any other matters reasonably required by Lender, any Investor or the Rating Agencies; and

                    (j)           upon request, furnishing to Lender from time to time such financial, statistical and operating data and financial statements (including, to the extent applicable, financial statements prepared in accordance with GAAP and audited by an Approved Accountant), in each case, as Lender reasonably determines to be required in order to comply with any applicable Legal Requirements (including those applicable to Lender or any Servicer (including, without limitation and to the extent applicable, Regulation AB, including, without limitation, Item 1111(h) and Schedule L)), within the time frames necessary in order to comply with such Legal Requirements.

          All reasonable third party costs and expenses incurred by Lender, Borrower or any Guarantor in connection with Borrower or such Guarantor complying with requests made under this Section 11.1 shall be paid by Lender (provided, however, Borrower and Guarantor shall pay attorneys’ fees and the fees and expenses of Borrower or Guarantor.

          Section 11.2     Securitization Cooperation and Indemnification. Lender shall be permitted to share all Provided Information with any actual or potential purchaser, transferee, assignee, Servicer, participant or Investor in a Secondary Market Transaction, Rating Agencies, investment banking firms, accounting firms, law firms and other third-party advisory firms involved with the Loan Documents or the applicable Secondary Market Transaction. It is understood that the Provided Information may ultimately be incorporated into any offering document (“Disclosure Document”) for the Secondary Market Transaction, and also may be included in filings (an “Exchange Act Filing”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and thus any actual or potential purchaser, transferee, assignee, Servicer, participant or Investor in a Secondary Market Transaction may also see some or all of the Provided Information. Each of Borrower and Guarantor irrevocably waive any and all rights it may have under any applicable Laws (including, without limitation, any right of privacy) to prohibit such disclosure. Lender and all of the aforesaid third-party advisors and professional firms shall be entitled to rely on the information supplied by, or on behalf of, Borrower and Guarantor. EACH OF BORROWER AND GUARANTOR HEREBY INDEMNIFY THE UNDERWRITER GROUP AS TO ANY LOSSES, CLAIMS, DAMAGES OR LIABILITIES THAT ARISE OUT OF OR ARE BASED UPON ANY UNTRUE STATEMENT OR ALLEGED UNTRUE STATEMENT OF ANY MATERIAL FACT CONTAINED IN THAT PORTION OF PROVIDED INFORMATION WHICH IS SIGNED BY BORROWER OR GUARANTOR, CERTIFIED BY BORROWER OR GUARANTOR OR PROVIDED TO LENDER BY BORROWER OR GUARANTOR (THE “BG PROVIDED INFORMATION”) OR IN THE BG PROVIDED INFORMATION DELIVERED TO ANY RATING AGENCY, OR ARISE OUT OF OR ARE BASED UPON THE OMISSION OR ALLEGED OMISSION TO STATE THEREIN A MATERIAL FACT REQUIRED TO BE STATED IN SUCH BG PROVIDED INFORMATION, OR NECESSARY IN ORDER TO MAKE THE STATEMENTS IN SUCH BG PROVIDED INFORMATION, OR IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY WERE MADE, NOT MISLEADING. Lender may publicize the existence of the Debt in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development.

          Section 11.3     Exculpation.

                     (a)           Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other Collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other Collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section 11.3 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any of the Loan Documents or any guaranty or indemnity (including, without limitation, the Guaranty and the Environmental Indemnity) or similar instrument made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; (vi) impair the right of Lender to enforce the Environmental Indemnity; (vii) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the Collateral granted by any of the Loan Documents, including, without limitation, by the Security Instrument, or by the Assignment of Leases, or by this Agreement (including with respect to the Accounts Collateral) or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Collateral; or (viii) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

                                   (i)           Borrower, SPE Component Entity, any Guarantor, or any Affiliate of any of the foregoing, or any of their respective agents or representatives, misappropriates or misapplies any (A) Rents, or (B) funds disbursed from the Reserve Funds, or (C) Insurance Proceeds, or (D) Awards or other amounts received in connection with the Condemnation of all or a portion of any Property;

                                   (ii)          To the extent not paid by Lender pursuant to the terms of Section 9.2 hereof, Borrower’s failure to pay Property Taxes or Other Charges when the same become due and payable, in accordance with the terms of this Agreement;

                                   (iii)          Borrower’s failure to (A) obtain and maintain the Policies in accordance with Section 7.1 hereof, (B) pay Insurance Premiums when the same become due and payable, in accordance with the terms of this Agreement or (C) pay the deductible amount of any Policy;

                                   (iv)          Borrower’s failure to pay charges for labor or materials or other charges that can create Liens on the Property, in accordance with the terms of this Agreement;

                                   (v)           the removal or disposal of any portion of the Personal Property by Borrower, SPE Component Entity, any Guarantor, or any Affiliate of any of the foregoing, without replacing such Personal Property with Personal Property of the same utility and of the same or greater value;

                                   (vi)          any intentional act of physical waste by Borrower, SPE Component Entity, any Guarantor, any Affiliate of any of the foregoing or any of their respective agents or representatives;

                                   (vii)         any fees or commissions being paid by Borrower to SPE Component Entity, any Guarantor or any Affiliate of any of the foregoing in violation of the terms of this Agreement, the Note, the Security Instrument or the other Loan Documents;

                                   (viii)         the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Loan Documents concerning Environmental Laws and Hazardous Substances and any indemnification of Lender with respect thereto in any Loan Document;

                                   (ix)          Borrower’s, SPE Component Entity’s or any Guarantor’s failure to comply with the terms and provisions of Section 5.9, Section 11.1, Section 11.2, Section 11.5 or Section 11.6 hereof;

                                   (x)           Borrower’s failure to pay any cost or expense of Lender in connection with the enforcement of its rights and remedies hereunder or under any other Loan Document (including, without limitation, all transfer and recording taxes due to any Governmental Authority in the event of a foreclosure of the Property, deed in lieu of foreclosure or other transfer of the Property to Lender or to Lender’s designee);

                                   (xi)           Borrower or SPE Component Entity violates or breaches any of the material terms and conditions of Article VIII hereof; or

                                   (xii)          Borrower fails to make any True Up Payment; or

                                   (xiii)         in connection with the Loan or the Property, Borrower, SPE Component Entity, any Guarantor, any Affiliate of any of the foregoing, or any of their respective agents or representatives, engages in any action constituting fraud, intentional misrepresentation or willful misconduct; or

                                   (xiv)         Any violation or breach of Section 4.1.44 Property Document Representations, Section 5.26 Property Document Covenants hereof, or any Property Document Event; or

                                   (xv)          Borrower’s failure to resolve the issues described in paragraph 7 of that certain estoppel letter dated September 9, 2013 prepared by Walgreen Co for the benefit of Borrower and Lender; provided, however, at such time as Borrower delivers to Lender a clean estoppel certificate executed by Walgreen Co for Store #6484 @ 9600 Westheimer Rd. Houston Texas, that provides the improvements and work required under the terms of the lease to be done by Borrower have been completed to Walgreen Co’s satisfaction, Borrower’s liability under this subsection (xv) shall cease and be of no further effect.

                    (b)           Notwithstanding the foregoing or anything to the contrary in this Agreement or any of the other Loan Documents, (A) nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all Collateral shall continue to secure all of the Debt owing to Lender in accordance with this Agreement, the Note, the Security Instrument and the other Loan Documents and (B) the agreement of Lender not to pursue recourse liability as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Borrower, in the event that:

                                   (i)           Borrower violates or breaches any of the terms and conditions of Article VI hereof;

                                   (ii)          (A) Borrower or SPE Component Entity files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws, (B) an Affiliate, officer, director, or representative which controls Borrower or SPE Component Entity directly or indirectly, files, or joins in the filing of, an involuntary petition against Borrower or SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited, or otherwise colludes with, petitioning creditors for any involuntary petition against Borrower or SPE Component Entity from any Person, (C) Borrower or SPE Component Entity files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited, or otherwise colludes with, petitioning creditors for any involuntary petition from any Person, (D) any Affiliate, officer, director, or representative which controls Borrower or SPE Component Entity consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or SPE Component Entity or the Property, (E) Borrower or SPE Component Entity makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due, (F) there is a substantive consolidation of any Restricted Party with any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws, (G) any Restricted Party contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Borrower, and (H) Lender receives less than the full value of its claim in any proceeding under the Bankruptcy Code or any other Creditors Rights Laws, any Guarantor or any of its Affiliates receives an equity interest or other financial benefit of any kind as a result of a “new value” plan or equity contribution;

                                   (iii)           Borrower, SPE Component Entity, any Guarantor, or any Affiliate of any of the foregoing contests, delays, interferes with or frustrates, or fails to cooperate with, Lender’s exercise of remedies provided under the Loan Documents after the occurrence of an Event of Default (except to the extent that a court of competent jurisdiction makes a final determination that Borrower, SPE Component Entity, any Guarantor or any Affiliate of any of the foregoing had a valid legal basis for any such action).

          Section 11.4     Servicer.

                    (a)           At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer or trustee (any such master servicer, primary servicer, special servicer or trustee, together with their respective agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its rights and responsibilities under this Agreement and the other Loan Documents to the Servicer. Upon the appointment of a Servicer, to the extent of the delegation to such Servicer, the term “Lender” shall be deemed to include the “Servicer”. Borrower shall pay (i) all consent, review and processing fees of Servicer and any related third party costs, (ii) any liquidation fees that may be due Servicer in connection with the exercise of any or all remedies permitted under the Loan Documents, (iii) any workout fees and special servicing fees that may be due to Servicer, which fees may be due on a periodic or continuing basis and (iv) the costs of all property inspections (other than routine annual inspections) and/or appraisals of the Property (or any updates to any existing inspection, other than routine annual inspections, or appraisal) (the “Servicing Fee”). Borrower shall not be responsible for any set-up fees, or any other initial costs relating to the appointment of any Servicer, or for payment of the monthly servicing fee due to Servicer.

                    (b)           Borrower acknowledges that, as part of a Securitization, the parties to a Securitization may, in their sole discretion, elect to impose certain requirements as conditions precedent to certain actions by one or more of the Servicers (including, without limitation, that such Servicer obtain either or both of the approval of one or more Investors (or representatives of one or more Investors) as to certain proposed actions, and/or Rating Agency Confirmation). No requirement or condition imposed upon such Servicer pursuant to any Securitization as a condition precedent to the granting or denying of any consent or approval, or the taking of or refusal to take any action, pursuant to this Agreement (except only for any action required of Lender hereunder) shall give rise to any claim or cause of action by Borrower against Lender, or give Borrower any defense for failure to perform its obligations under the Loan Documents.

          Section 11.5     Conversion to Registered Form. At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which, subject to such reasonable regulations as Lender shall provide, shall maintain such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligations of the Registrar shall be subject to the reasonable approval of Lender. Borrower may revoke the appointment of any person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar, which shall also be reasonably acceptable to Lender. The Registrar shall not be entitled to any fee from

Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

          Section 11.6     Mezzanine Financing. In connection with any Secondary Market Transaction, Lender shall have the right at any time to divide the Loan into two or more parts: a mortgage loan (the “Mortgage Loan”) and one or more mezzanine loans (the “Mezzanine Loan(s)”). The principal amount of the Mortgage Loan plus the principal amount of the Mezzanine Loan(s) shall equal the outstanding principal balance of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan(s). In effectuating the foregoing, Mezzanine Lender will make a loan to borrower(s) (the “Mezzanine Borrower(s)”) and Mezzanine Borrower(s) will contribute the amount of the Mezzanine Loan(s) to Borrower and Borrower will apply the contribution to pay down the Mortgage Loan. The Mortgage Loan and the Mezzanine Loan(s) will be on the same terms and subject to the same conditions set forth in this Agreement, the Note, the Security Instrument and the other Loan Documents except as follows:

                    (a)           Lender shall have the right to establish different interest rates and debt service payments for the Mortgage Loan and the Mezzanine Loan(s) and to require the payment of the Mortgage Loan and the Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) the total loan amounts for the Mortgage Loan and the Mezzanine Loan(s) shall equal the amount of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan(s); and (ii) the initial weighted average interest rate of the Mortgage Loan and the Mezzanine Loan(s) shall initially on the date created equal the interest rate which was applicable to the Loan immediately prior to creation of the Mortgage Loan and the Mezzanine Loan(s). The Mezzanine Loan(s) will be made pursuant to Lender’s standard mezzanine loan documents. The Mezzanine Loan(s) will be subordinate to the Mortgage Loan and will be governed by the terms of an intercreditor agreement between the holders of the Mortgage Loan and the Mezzanine Loan(s).

                    (b)           Mezzanine Borrower(s) shall (i) be a special purpose, bankruptcy remote entity which conforms to applicable Rating Agency criteria and is otherwise acceptable to Lender and (ii) own directly or indirectly one hundred percent (100%) of Borrower. The security for the Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct and indirect ownership interests in Borrower.

                    (c)           Mezzanine Borrower(s) and Borrower shall cooperate with all requests of Lender in order to divide the Loan into a Mortgage Loan and one or more Mezzanine Loan(s) and shall execute and deliver such documents as shall be required by Lender and any Rating Agency in connection therewith, including, without limitation, (i) the delivery of non-consolidation opinions, (ii) the modification of organizational documents and Loan Documents (including, without limitation, opting into Article 8 of the UCC) and the certification of any collateral securing the Mezzanine Loan(s), and/or instruments relating to the Property Documents, (iii) authorize Lender to file any UCC financing statements required by Lender to perfect its security interest in the collateral pledged as security for the Mezzanine Loan(s), (iv) execute such other documents reasonably required by Lender in connection with the creation of the Mezzanine Loan(s), including, without limitation, a guaranty substantially similar in form and substance to the Guaranty delivered on the date hereof in connection with the Loan, an environmental indemnity substantially similar in form and substance to the Environmental Indemnity delivered on the date hereof in connection with the Loan and a conditional assignment of management agreement substantially similar in form and substance to the Assignment of Management Agreement delivered on the date hereof in connection with the Loan, (v) deliver appropriate authorization, execution and enforceability opinions with respect to the Mezzanine Loan(s) and amendments to the Mortgage Loan, and (vi) deliver an “Eagle 9” or equivalent UCC title insurance policy, satisfactory to Lender, insuring the perfection and priority of the Lien on the collateral pledged as security for the Mezzanine Loan(s).

                    (d)           All third party costs and expenses incurred by Lender, Borrower or any Guarantor in connection with Borrower’s or each Guarantor’s complying with requests made under this Section 11.6, including, without limitation, UCC insurance premiums, shall be paid by Borrower and each Guarantor.

XII.     ACCOUNTS AND ACCOUNT COLLATERAL

          Section 12.1     Permitted Investments. Sums on deposit in any Account may be invested by or at the direction of Lender in Permitted Investments provided (a) such investments are then regularly offered by the applicable Eligible Institution for accounts of this size, category and type, (b) such investments are permitted by applicable Law, (c) the maturity date of the Permitted Investment is not later than the date on which sums in the applicable Account are anticipated by Lender to be required for payment of an obligation for which such Account was created, and (d) no Default shall have occurred and be continuing. No other investments of the sums on deposit in the Accounts shall be permitted except as set forth in this Section 12.1. Lender shall not be liable for any loss sustained on any such investment of any funds constituting Account Collateral.

          Section 12.2     Income From Permitted Investments. Interest accrued on any Account shall not be required to be remitted either to Borrower or to any Account and may instead be retained by Lender.

          Section 12.3     Sole Dominion and Control. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account.

          Section 12.4     Grant of Security Interest. Borrower hereby grants to Lender a first-priority perfected security interest in each of the Accounts and the Account Collateral, as additional security for the payment of the Debt and the performance of the Other Obligations. Until expended or applied in accordance herewith, the Accounts shall constitute additional security for the payment of the Debt and the performance of the Other Obligations.

          Section 12.5     No Other Security Interest. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Account Collateral or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statement, except those naming Lender as the secured party, to be filed with respect thereto.

          Section 12.6     Change of Account Names. In the event Lender transfers or assigns the Loan, Borrower acknowledges that each applicable Eligible Institution at which any Account has been established, at Lender’s request, shall change the name of such Account to the name of the transferee, beneficiary or assignee, as applicable. In the event Lender retains a Servicer to service the Loan, Borrower acknowledges that each such Eligible Institution, at Lender’s request, shall change the name of each Account to the name of the Servicer, as agent for Lender.

          Section 12.7     Rights on Default. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, upon the occurrence of an Event of Default, Lender shall promptly notify each Eligible Institution at which any Account has been established, in writing of such Event of Default and, without notice from Lender or any such Eligible Institution to Borrower, (a) Borrower shall have no rights in respect of (including, without limitation, the right to instruct any such Eligible Institution to transfer from) the Accounts, (b) Lender may direct any such Eligible Institution to liquidate and transfer any amounts then invested in Permitted Investments to the Accounts or reinvest such amounts in other Permitted Investments as Lender may determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents, or to such Eligible Institution, as agent for Lender, or Lender, to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, (c) Lender shall have all rights and remedies with respect to Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC and (d) Lender may apply the Account Collateral to the payment of the Debt, in such order, manner, amounts, times and priority as Lender in its sole discretion determines (including to the payment of the items for which the Reserve Funds were established, if Lender so elects in its sole discretion), and such reserved rights shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

          Section 12.8     Limitations on Liability of Lender.

                    (a)           Beyond the exercise of reasonable care in the custody thereof or as otherwise expressly provided herein, Lender shall have no duty with respect to any Account Collateral in its possession or control, or any income thereon or the preservation of rights against any Person or otherwise with respect thereto. Lender shall be deemed to have exercised reasonable care in the custody and preservation of any such Account Collateral if such Account Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood and agreed that Lender shall not be liable or responsible for any loss or damage to any Account Collateral, or for any diminution in value thereof, by reason of any act or omission of Lender, its Affiliates, agents, employees or bailees, except to the extent such loss or damage results from Lender’s gross negligence or willful misconduct, provided that nothing in this Section 12.8(a) shall be deemed to relieve Lender from the duties and standard of care which, as a commercial bank, it generally owes to depositors. Without limiting the generality of the foregoing, Lender shall have no liability to any Person based upon its errors in judgment, its performance of its duties with respect to any of the Account Collateral under this Agreement, any claimed failure to perform such duties, any action taken or omitted in good faith or any mistake of fact or Law; provided that Lender shall be liable for damages arising out of its gross negligence or willful misconduct.

                    (b)           The duties of Lender in its capacity as the holder of any Account Collateral in its possession or control pursuant to this Agreement are purely ministerial. In such capacity, Lender is acting as a stakeholder for the accommodation of Borrower and is not responsible or liable in any manner whatsoever related to any signature, notice, resolution, request, waiver, consent, receipt, order, certificate, report, opinion, bond or other paper or document pursuant to which Lender may act with respect to any such Account Collateral, including, without limitation, terms and conditions, sufficiency, correctness, genuineness, validity, form of execution, or the identity, authority or right of any person executing or depositing the same. Without limiting the generality of the foregoing, Lender shall be protected in acting upon any signature, notice, resolution, request, waiver, consent, receipt, order, certificate, report, opinion, bond or other paper or document believed by it to be genuine, and Lender may assume that any Person purporting to act on behalf of Borrower giving any of the foregoing in connection with any Account Collateral in Lender’s possession or control has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any such action taken or suffered by Lender in good faith in accordance herewith.

                    (c)           Lender shall not be responsible for the validity or sufficiency of any cash, instruments, wire transfer or any other property delivered to it hereunder, for the value or collectability of any check or other instrument so delivered or for any representation made or obligations assumed by Borrower or any other party to the Loan Documents. Nothing herein contained shall be deemed to obligate Lender to deliver any cash or any other funds or property referred to herein, unless the same shall have first been received by Lender pursuant to this Agreement.

          Section 12.9     Indemnity. BORROWER HEREBY INDEMNIFIES AND HOLDS THE INDEMNIFIED PARTIES HARMLESS AGAINST ANY LIABILITIES WHICH ANY INDEMNIFIED PARTY MAY INCUR ARISING FROM OR RELATED IN ANY WAY TO:

                    (a)           ANY AND ALL ACTIONS TAKEN BY LENDER WITH RESPECT TO ANY ACCOUNT COLLATERAL IN ITS POSSESSION OR CONTROL, AND ANY CLAIMS OR DEMANDS ASSERTED AGAINST LENDER ARISING OUT OF ANY SUCH ACCOUNT COLLATERAL, EXCEPTING ONLY ANY SUCH CLAIMS OR DEMANDS ARISING OUT OF LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

                    (b)           THE PERFORMANCE OF THE REPLACEMENTS;

                    (c)           THE PERFORMANCE OF THE REQUIRED REPAIRS.

          The amount of any such Liabilities shall bear interest at the Default Rate from the date any such Liabilities are incurred to the date of payment to the Indemnified Party, shall be deemed to constitute a portion of the Debt, shall be secured by the Lien of the Security Instrument and the other Loan Documents, and shall be immediately due and payable upon demand therefor.

          Section 12.10     Disbursement of Disputed Funds. In the event any adverse claims are made upon the funds in any Account Collateral in the possession or control of Lender, then, at Lender’s option: (a) Lender shall not deliver such Account Collateral to any Person, shall refuse to comply with any claims on it and shall continue to hold such Account Collateral until (i) Lender, Borrower and any other Person who may have asserted a claim upon any such Account Collateral shall agree in writing to a delivery of such Account Collateral, in which event Lender shall then deliver such Account Collateral in accordance with such written agreement, or (ii) Lender receives a certified copy of a final and non-appealable judgment or order of a court of competent jurisdiction directing the delivery of such Account Collateral, in which event Lender shall then deliver such Account Collateral in accordance with such judgment or order; or (b) if Lender shall receive a written notice advising that litigation over any Account Collateral has been commenced, Lender may deposit such Account Collateral with the Clerk of the Court in which such litigation is pending; or (c) Lender may take affirmative steps to (i) substitute for itself an impartial party reasonably satisfactory to Lender and Borrower, (ii) deposit such Account Collateral with a court of competent jurisdiction, or (iii) commence an action for interpleader, the costs thereof to be borne by Borrower. The provisions of this Section 12.10 shall not apply to any dispute between Borrower and Lender.

          Section 12.11     Disbursement Upon Payment in Full. Upon payment in full of the Debt, and the performance of the Other Obligations, any funds remaining in the Accounts shall be disbursed to Borrower pursuant to the written instructions of Borrower.

XIII.  MISCELLANEOUS

          Section 13.1     Survival. This Agreement and the other Loan Documents and all covenants, agreements, representations and warranties made herein, therein and in the certificates delivered pursuant hereto and thereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement or in any other Loan Document any of the parties hereto or thereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement and the other Loan Documents, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

          Section 13.2       Lender’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement or any other Loan Document the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

           Section 13.3     Governing Law.

                   (a)           This Agreement, the Note and the other Loan Documents will be governed by and construed in accordance with the Laws of the State where the Land is located without regard to principles of conflicts of laws, provided that to the extent any of such Laws may now or hereafter be preempted by Federal Law, in which case such Federal Law shall so govern and be controlling. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.

                   (b)           NOTWITHSTANDING THE FOREGOING, THE UCC IN EFFECT IN THE STATE OF TEXAS SHALL GOVERN THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED IN THE ACCOUNT COLLATERAL.

          Section 13.4     Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

          Section 13.5     Nonwaiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or any other Loan Document shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

          Section 13.6      Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 13.6):

If to Lender:	PNC Bank, National Association
10851 Mastin

Overland Park, KS 66210
Attention: Jeannette I. Butler, Senior Vice
President
Facsimile No.: 913-253-9718

If to Borrower:	AmREIT Woodlake Square, LP
8 Greenway Plaza, Suite 1000
Houston, TX 77046
Attention: Chad Braun
Facsimile No.: (713) 850-0498

With a copy to	T. Gaillard Uhlhorn, V, Esq.
Bass, Berry & Sims PLC
The Tower at Peabody Place
100 Peabody Place, Suite 900
Memphis, Tennessee 38103
Facsimile No.: (866) 393-1959

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

          Section 13.7     Financing Statements. Borrower hereby authorizes Lender to file an initial financing statement or statements under the UCC with respect to any portion of the Collateral which is or may be subject to any security interest within the meaning of the UCC in the form required to properly perfect Lender’s security interest therein. At any time and from time to time, at the expense of Borrower, Borrower shall promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or that Lender may reasonably request (including, without limitation, all initial financing statements, and any restatements, extensions, continuations, renewals or amendments thereof), in order to perfect, or continue the perfection of, and to protect any security interest granted or purported to be granted hereby or by the other Loan Documents (including, without limitation, any security interest in and to any Permitted Investments), or to enable Lender, or any agent of Lender, to exercise and enforce its rights and remedies hereunder or under any of the other Loan Documents with respect to any portion of the Collateral which is or may be subject to any security interest within the meaning of the UCC. Borrower hereby expressly authorizes and appoints Lender as its attorney-in-fact to execute such further instruments and documents in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. With respect to any of the Collateral in which a security interest is not perfected by the filing of a financing statement, Borrower consents and agrees to undertake, and to cooperate fully with Lender, to perfect the security interest granted to Lender in such Collateral. Without limiting the foregoing, if and to the extent any of the Collateral is held by a bailee for the benefit of Borrower, Borrower shall promptly notify Lender thereof and, if required by Lender, promptly obtain an acknowledgment from such bailee that is satisfactory to Lender and confirms that such bailee holds such Collateral for the benefit of Lender as secured party and shall only act upon instructions from Lender with respect to such Collateral.

          Section 13.8     Waiver of Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM OF ANY NATURE, WHETHER IN CONTRACT OR TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY ACTS OR OMISSIONS OF LENDER, OR ANY OF ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH RESPECT TO ANY OF THE FOREGOING. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY SUCH ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

          Section 13.9     Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          Section 13.10    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          Section 13.11     Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Law, state or federal Law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

          Section 13.12     Waiver of Automatic or Supplemental Stay. In the event of the filing of any voluntary or involuntary petition under the Bankruptcy Code by or against Borrower (other than an involuntary petition filed by or joined by Lender), Borrower shall not assert, or request any other party to assert, that the automatic stay under Section 362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of the Lender to enforce any rights it has by virtue of this Agreement, or any other rights that Lender has, whether now or hereafter acquired, against any Guarantor. Further, Borrower shall not seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision therein to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights it has by virtue of this Agreement against any Guarantor. The waivers contained in this paragraph are a material endorsement to Lender’s willingness to make the Loan, and Borrower acknowledges and agrees that no grounds exist for equitable relief which would bar, delay or impede the exercise by Lender of its rights and remedies against Borrower or any Guarantor.

          Section 13.13     Bankruptcy Acknowledgment. In the event the Property or any interest therein becomes property of any bankruptcy estate or subject to any state or federal insolvency proceeding, then Lender shall immediately become entitled, in addition to all other relief to which Lender may be entitled under this Agreement or the other Loan Documents, to obtain: (a) an order from the Bankruptcy Court or other appropriate court granting immediate relief from any automatic stay laws (including Section 362 of the Bankruptcy Code) so to permit Lender to pursue its rights and remedies against Borrower as provided under this Agreement and all other rights and remedies of Lender at law and in equity under applicable state law; and (b) an order from the Bankruptcy Court prohibiting Borrower’s use of all “cash collateral” as defined under Section 363 of the Bankruptcy Code. In connection with any such orders, Borrower shall not contend or allege in any pleading or petition that Lender does not have sufficient grounds for relief from the automatic stay. Any bankruptcy petition or other action taken by Borrower to stay, condition, or inhibit Lender from exercising its remedies are hereby admitted by Borrower to be in bad faith and Borrower further admits that Lender would have just cause for relief from the automatic stay in order to take such actions authorized by state Law.

          Section 13.14     Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

          Section 13.15     Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

          Section 13.16     Expenses; Indemnity.

                    (a)             Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender or

Servicer in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby; (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents and any amendment thereof; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence or willful misconduct of Lender.

                    (b)           BORROWER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES THAT MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY INDEMNIFIED PARTY IN ANY MANNER RELATING TO OR ARISING OUT OF (I) ANY BREACH BY BORROWER OF ITS OBLIGATIONS UNDER, OR ANY MATERIAL MISREPRESENTATION BY BORROWER CONTAINED IN, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR (II) THE USE OR INTENDED USE OF THE PROCEEDS OF THE LOAN; PROVIDED, HOWEVER, THAT BORROWER SHALL NOT HAVE ANY OBLIGATION TO LENDER HEREUNDER TO THE EXTENT THAT SUCH LIABILITIES ARISE FROM THE GROSS NEGLIGENCE, FRAUD, ILLEGAL ACTS OR WILLFUL MISCONDUCT OF LENDER. TO THE EXTENT THAT THE UNDERTAKING TO INDEMNIFY, DEFEND AND HOLD HARMLESS SET FORTH IN THE PRECEDING SENTENCE MAY BE UNENFORCEABLE BECAUSE IT VIOLATES ANY LAW OR PUBLIC POLICY, BORROWER SHALL PAY THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL LIABILITIES INCURRED BY THE INDEMNIFIED PARTIES.

                    (c)             Wherever pursuant to this Agreement or any other Loan Document it is provided that Borrower pay any costs and expenses, such costs and expenses shall include, but not be limited to, reasonable legal fees and disbursements of Lender, whether with respect to retained firms, the reimbursement for the expenses of in-house staff or otherwise.

          Section 13.17     Exhibits Incorporated. The Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

          Section 13.18     Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

          Section 13.19     No Joint Venture or Partnership; No Third Party Beneficiaries.

                    (a)            Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents between Borrower and Lender be solely that of debtor and creditor, and that Lender shall have no fiduciary or other special relationship with Borrower. Nothing herein or therein is intended to, nor shall anything contained herein or therein be construed to, constitute Lender as a joint venturer, partner, tenant in common, joint tenant or agent of Borrower, nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender, nor to render Lender liable for any debts, obligations, acts, omissions, representations or contracts of Borrower.

                    (b)            This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if Lender deems it advisable or desirable to do so.

          Section 13.20     Publicity. Except as required by law, all news releases, publicity or advertising, other than securities filings made in accordance with the rules and regulations promulgated by the United States Securities and Exchange Commission, by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, PNC Bank, or any of their Affiliates shall be subject to the prior written approval of Lender. Lender may, at any time and without further consent from Borrower, publicize the Closing Date, the amount of the Loan and the name of the Property in tombstone advertisements.

          Section 13.21     Waiver of Marshalling of Assets. To the fullest extent permitted by Law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any Laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

          Section 13.22     Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

          Section 13.23     Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

          Section 13.24     Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Jones Lang LaSalle Americas, Inc. BORROWER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD LENDER HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, COSTS AND EXPENSES OF ANY KIND (INCLUDING LENDER’S ATTORNEYS’ FEES AND EXPENSES) IN ANY WAY RELATING TO OR ARISING FROM A CLAIM BY ANY PERSON THAT SUCH PERSON ACTED ON BEHALF OF BORROWER OR LENDER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN. The provisions of this Section 13.24 shall survive the expiration and termination of this Agreement and the payment of the Debt.

          Section 13.25     Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written are superseded by the terms of this Agreement and the other Loan Documents.

          Section 13.26     Assignments. None of the Borrower, SPE Component Entity or any Guarantor may Transfer this Agreement or any other Loan Document or any of their respective rights or obligations hereunder or thereunder, except as expressly permitted pursuant to the terms and provisions of Section 6.2 hereof. If Borrower is a partnership, the agreements contained herein and in the other Loan Documents shall remain in force and be applicable, notwithstanding any changes in the individuals or entities comprising the partnership, and the term “Borrower” as used herein, shall include any alternate or successor partnership, but any predecessor partnership and their partners shall not thereby be released from any liability. If Borrower is a corporation, the agreements contained herein and in the other Loan Documents shall remain in full force and be applicable notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation, and the term “Borrower” as used herein, shall include any alternate or successor corporation, but any predecessor corporation shall not be relieved of liability hereunder. If Borrower is a limited liability company, the agreements contained herein and in the other Loan Documents shall remain in force and be applicable, notwithstanding any changes in the members comprising the limited liability company, and the term “Borrower” as used herein, shall include any alternate or successor limited liability company, but any predecessor limited liability company and their members shall not thereby be released from any liability. (Nothing in the foregoing sentences shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in such partnership, corporation or limited liability company which may be set forth in the Loan Agreement, the Security Instrument or any other Loan Document.)

          Section 13.27     Duplicate Originals; Counterparts. This Agreement and each of the other Loan Documents may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement and each of the other Loan Documents (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same page. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

XIV.  STATE-SPECIFIC PROVISIONS.

The following provisions shall govern and control in the event of a conflict with any other provision of this Agreement:

          Section 14.1     Maximum Rate. The proceeds of the Note are to be used for business, commercial, investment or other similar purposes and no portion thereof will be used for personal, family or household use. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with the applicable Texas law governing the maximum rate or amount of interest payable on the Note or by the other Loan Documents (or applicable United States federal law to the extent that it permits Lender to contract for, take, reserve or receive a greater amount of interest than under Texas law) (the “Maximum Rate”). If (i) the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Agreement, the Note, the Security Instrument, or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the indebtedness evidenced by this Agreement, the Note, the Security Instrument, or the other Loan Documents, or (ii) Lender’s exercise of the option herein contained to accelerate the maturity of the Note or any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’ s and Lender’s express intent that (a) all excess amounts theretofore collected by Lender be credited on the principal balance of the Note (or, if the Note has been or would thereby be paid in full, refunded to Borrower), and (b) the provisions of this Agreement, the Note, the Security Instrument, and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. All sums contracted for, charged, taken, reserved, paid or agreed to be paid to Lender for the use, forebearance and detention of the indebtedness evidenced by this Agreement and by the Note and the Security Instrument, and the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the usury ceiling from time to time in effect and applicable to such indebtedness for so long as the Note is outstanding. To the extent that Lender is relying on Chapter 303, as amended, of the Texas Finance Code to determine the maximum amount of interest permitted by applicable law on the principal of the Note, Lender will utilize the weekly rate ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits a greater amount of interest than is permitted under Texas law, Lender will rely on United States federal law instead of such Chapter 303, as amended, for the purpose of determining the maximum amount permitted by applicable law. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, implement any other method of computing the maximum lawful rate under such Chapter 303, as amended, or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the indebtedness evidenced hereby. Notwithstanding anything to the contrary contained herein, or in the Note or the Security Instrument, or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration. This Section 13.28.1 will control all agreements between Borrower and Lender.

          Section 14.2     SPECIFIC NOTICE REGARDING INDEMNITIES. IT IS EXPRESSLY AGREED AND UNDERSTOOD THAT THIS AGREEMENT INCLUDES INDEMNIFICATION PROVISIONS (INCLUDING, WITHOUT LIMITATION, THE INDEMNIFICATION PROVISIONS CONTAINED IN SECTIONS 2.3.7, 11.2, 12.9, 13.16 and 13.24) WHICH, IN CERTAIN CIRCUMSTANCES, COULD INCLUDE AN

INDEMNIFICATION BY BORROWER OF LENDER FROM CLAIMS OR LOSSES ARISING AS A RESULT OF LENDER’S OWN NEGLIGENCE.

[Remainder of page left intentionally blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

AmREIT Woodlake Square, LP,
a Texas limited partnership

By:	AmREIT Woodlake Square GP, Inc,
a Texas corporation

By:	/s/ Brett Treadwell

Name:	Brett Treadwell

Title:	Vice President

(Signature - Loan Agreement)

WITH RESPECT TO SECTIONS 4.1.12
AND 5.21 ONLY:

GUARANTOR:

AmREIT, Inc., a Maryland corporation

By:	/s/ Brett Treadwell

Name:	Brett Treadwell

Title:	Vice President

(Signature - Loan Agreement)

LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Harry J. Funk
	Name:	Harry J. Funk
	Title:	Executive Vice President

(Signature - Loan Agreement)

EXHIBIT A

ORGANIZATIONAL CHART

Woodlake Square Ownership Structure

EXHIBIT B

RENT ROLLS

EXHIBIT C

REQUIRED REPAIRS - DEADLINES FOR COMPLETION

NONE